UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Stifel Financial Corp.

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STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER [●], 2018

Fellow Shareholders:

We cordially invite you to attend the Special Meeting of Shareholders of Stifel Financial Corp. (which we refer to as the Company), which will be held on September [●], 2018 at 9:30 a.m., local time, at our corporate headquarters located at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102. We hope that you are able to attend.

At this important meeting, you will be asked to:

•

consider and vote upon a proposal (which we refer to as the ISP Restatement Proposal) to approve the Stifel Financial Corp. 2001 Incentive Stock Plan (2018 Restatement) (which we refer to as the 2018 Plan Restatement); and

•	transact such other business as may properly come before the special meeting, or any adjournment(s) or postponement(s) thereof.

The Board of Directors of the Company (which we refer to as the Board of Directors) has unanimously approved the 2018 Plan Restatement. The Board of Directors believes that the adoption of the 2018 Plan Restatement is in the best interests of the Company and its shareholders and unanimously recommends that the shareholders approve the ISP Restatement Proposal.

YOUR VOTE IS VERY IMPORTANT TO US. Even if you plan to attend the special meeting, you are urged to vote your shares of common stock electronically, via the Internet or by telephone, or by submitting your marked, signed and dated proxy card. You will retain the right to revoke it at any time before the vote, or to vote your shares of common stock personally if you attend the special meeting. The proxy provides holders of shares of the Company’s common stock the opportunity to vote on the ISP Restatement Proposal. Voting your shares electronically, via the Internet or by telephone, or by submitting a proxy card, will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your shares of common stock through a broker or other nominee (that is, in “street name”), and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name and bring that proxy to the meeting.

The 2018 Plan Restatement will not be effective unless the ISP Restatement Proposal is approved by the affirmative vote of a majority of the shares of the Company’s common stock cast at the special meeting (or any adjournment(s) or postponement(s) thereof) in person or by proxy. The Board of Directors has set the close of business on August 7, 2018 as the record date for determining the holders of shares of the Company’s common stock that are entitled to receive notice of, and to vote at, the special meeting and any adjournment(s) or postponement(s) thereof. On the record date, there were [●] shares of common stock outstanding. For any proposal, each holder of common stock is entitled to one vote for each share of Company common stock owned by such holder at that time.

The Board of Directors unanimously recommends that the holders of shares of the Company’s common stock vote “FOR” the ISP Restatement Proposal.

Sincerely,

Ronald J. Kruszewski

Chairman of the Board and Chief Executive Officer

St. Louis, Missouri

August [●], 2018

STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

We have furnished this proxy statement to you because the board of directors of Stifel Financial Corp. (which we refer to in this proxy statement as the Board of Directors or the Board), a Delaware corporation (which we refer to in this proxy statement as the Company or the firm), is soliciting your proxy to vote at the special meeting of holders of shares of common stock, par value $0.15 per share, of the Company (which we refer to in this proxy statement as the common stock), to be held on September [●], 2018, at 9:30 a.m. local time, at our corporate headquarters (which we refer to in this proxy statement as the Special Meeting). By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares of common stock at the Special Meeting or any adjournment(s) or postponement(s) of the Special Meeting. If you attend the Special Meeting, you may vote in person. If you are not present at the Special Meeting, your common stock may be voted only by a person to whom you have given a proper proxy. This proxy statement is expected to be first mailed to holders of our common stock on or about August [●], 2018.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What is the purpose of the Special Meeting?

At the Special Meeting, the holders of our common stock will act upon a proposal (which we refer to in this proxy statement as the ISP Restatement Proposal) to approve the Stifel Financial Corp. 2001 Incentive Stock Plan (2018 Restatement) (which we refer to in this proxy statement as the 2018 Plan Restatement), which, among other things, (i) combines the Company’s 2001 Incentive Stock Plan (2011 Restatement), which was most recently amended in 2016 and is the primary source of equity awards for our employees (which we refer to in this proxy statement as the Employee Plan), and the Equity Incentive Plan for Non-Employee Directors (2008 Restatement), which was also recently amended in 2016 and relates to our independent directors (which we refer to in this proxy statement as the Director Plan, and, together with the Employee Plan, the Existing Plans), into one plan, (ii) extends the grant term to August 6, 2028, (iii) keeps share capacity at the same levels as previously approved by shareholders, (iv) clarifies that awards may be granted to consultants on the same terms as employees of the Company, (v) clarifies that Stock Units (as defined below) may be paid in either common stock or cash, as approved by the Company’s shareholders, and (vi) removes obsolete references to Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to in this proxy statement as the Code), and clarifies certain existing tax-related provisions. A copy of the 2018 Plan Restatement is attached to this proxy statement as Exhibit A, and a comparison of the 2018 Plan Restatement against the Employee Plan is attached to this proxy statement as Exhibit B.

The total number of shares of common stock reserved for issuance under the 2018 Plan Restatement is 24,525,000, of which 8,356,492 have been issued and 14,807,474 are subject to outstanding awards, in each case as granted under prior stockholder approval under the Existing Plans (and prior versions of each) as of July 25, 2018, and 1,361,034 were available for issuance as of the last date on which grants could be awarded under the Existing Plans. Accordingly, the Company is seeking authorization to issue up to 1,361,034 shares of common stock in respect of awards granted under the 2018 Plan Restatement. For purposes of this figure, shares relating to the portion of an award granted under the Employee Plan or Director Plan (and prior versions of each) that is cancelled, forfeited, terminated, paid in cash or otherwise not settled in shares (such as shares underlying an award used to pay the exercise price or tax withholding relating to an award) is not counted and such shares are again available for issuance under the 2018 Plan Restatement.

The ISP Restatement Proposal is further described below.

When and where is the Special Meeting?

The Special Meeting will be held on September [●], 2018, at 9:30 a.m. local time, at our corporate headquarters.

What is the recommendation of the board of directors?

The board of directors of the Company unanimously recommends that you vote “FOR” the ISP Restatement Proposal.

Who can vote at the Special Meeting?

You can vote your shares of common stock at the Special Meeting if you were a shareholder at the close of business on August 7, 2018, the record date for the Special Meeting.

As of August 7, 2018, the record date for the Special Meeting, there were [●] shares of common stock outstanding, each of which entitles the holder to one vote for the matter to be voted on at the Special Meeting.

How many votes must be present to hold the Special Meeting?

The presence of holders of a majority of the outstanding shares of our common stock, in person or by proxy, shall constitute a quorum at the Special Meeting. Your shares of common stock will be counted as present at the Special Meeting if: (i) you are present and vote in person at the meeting; or (ii) you, or your broker or other nominee if you are a beneficial owner of such shares of common stock held in “street name,” have submitted a properly executed proxy.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding shares in “street name” indicating that the broker or other nominee does not have discretionary voting authority as to certain shares of common stock to vote on the proposal (a “broker non-vote”), such shares of common stock will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered entitled to vote. While the Company does not anticipate any broker non-votes because the ISP Restatement Proposal is not considered a “routine” matter under New York Stock Exchange (which we refer to in this proxy statement as the NYSE) rules, and thus brokers and other nominees do not have discretionary voting authority with respect to the ISP Restatement Proposal, it is possible that a broker non-vote could occur in the event that a broker or other nominee receives a properly executed proxy from a beneficial owner or person entitled to vote that contains no instructions regarding how to vote. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions and broker non-votes, if any, in respect of the ISP Restatement Proposal must be greater than 50% of the total number of the outstanding shares of our outstanding common stock to satisfy the quorum requirement.

What is the vote required for the ISP Restatement Proposal?

If a quorum of holders of our common stock is present at the Special Meeting, the affirmative vote of a majority of the shares of our common stock cast at the Special Meeting in person or by proxy is required to approve the ISP Restatement Proposal. Votes “for” and “against” will count as votes cast. The rules of the NYSE require that an abstention be treated as a vote cast and, therefore, a vote “against” the ISP Restatement Proposal. Broker non-votes, if any, will not be considered votes cast on the ISP Restatement Proposal and thus will not have any effect on the vote on the proposal.

2

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Under NYSE rules, the ISP Restatement Proposal is not considered a “routine” matter, so your shares cannot be voted with respect to such proposal at the Special Meeting without your specific voting instructions. Accordingly, in order for your shares to be voted on the ISP Restatement Proposal, please return your instructions to your broker or other nominee promptly. Your vote is very important. Voting on matters at shareholder meetings is the primary method for shareholders to influence the direction taken by a publicly traded company.

How do I vote?

If you are a holder of record of our common stock at the close of business on the record date, you may vote your common stock by proxy in advance of the Special Meeting by any of the following methods:

•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the proxy card. Please have proxy card in hand when you log onto the website.

•	By Telephone. You may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call.

•

By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the reply envelope provided. If you mail in your proxy card, it must be received by the Company before the voting polls close at the Special Meeting.

Our employees who participate in our employee benefit plans may have their proxy card mailed to them.

You may also attend the Special Meeting and vote your shares of common stock in person by completing a ballot. Even if you plan to attend the Special Meeting, please vote your proxy in advance of the Special Meeting (by Internet, telephone or mail, as described above) as soon as possible so that your shares of common stock will be represented at the Special Meeting if for any reason you are unable to attend in person. Attending the Special Meeting without completing a ballot will not count as a vote.

If you are a beneficial owner of common stock held in street name, you must either direct your broker or other nominee as to how to vote your shares, or obtain a “legal” proxy from your broker or other nominee to vote at the Special Meeting. Please refer to the voter instruction cards provided by your broker or other nominee for specific instructions on methods of voting.

How many shares are held in the Stifel Financial Profit Sharing 401(k) Plan?

On August 7, 2018, the record date for the Special Meeting, the Stifel Financial Profit Sharing 401(k) Plan (which we refer to in this proxy statement as the 401(k) Plan) held [●] shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by requesting a proxy card and returning it to us by the close of business on September [●], 2018. A properly executed proxy card will be voted as directed. If no proper voting direction is received, Prudential, in its capacity as the 401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.

3

Does any single shareholder control as much as 5 percent of the Company’s common stock?

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of July 25, 2018, the persons identified below were the only persons known to us to be a beneficial owner of more than 5% of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock (1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	7,263,723	(2)	10.2%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,586,125	(3)	7.8%

(1)	Based upon 71,296,961 shares of common stock issued and outstanding as of July 25, 2018.
(2)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 17, 2018 by BlackRock, Inc. The amended Schedule 13G indicates that BlackRock, Inc. has sole voting power as to 7,119,382 shares and sole dispositive power as to 7,263,723 shares.

(3)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2018 by The Vanguard Group, Inc. The amended Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power as to 74,528 shares, sole dispositive power as to 5,510,530 shares, shared voting power as to 7,443 shares and shared dispositive power as to 75,595 shares.

How will my proxy vote my shares?

If you properly submit your proxy and voting instructions by mail, telephone or the Internet, as applicable, your shares of common stock will be voted as you direct. If you submit your proxy by mail, telephone or the Internet, as applicable, but do not specify how you want your shares of common stock voted, they will be voted as recommended by the Board of Directors. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the Special Meeting or any adjournment(s) or postponement(s) thereof.

Can I vote by proxy even if I plan to attend the Special Meeting?

Yes. If you vote by proxy and decide to attend the Special Meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Special Meeting. We will pay the expenses of soliciting proxies for the Special Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. We have engaged D.F. King & Co., Inc. (which we refer to in this proxy statement as DF King) as our proxy solicitation agent. Fees for the services of DF King are anticipated to be approximately $7,500. Our directors, officers and employees may also solicit proxies in person or by other means of communication, including telephone, facsimile and e-mail, without remuneration. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

4

Can I change my vote after I have submitted my proxy?

Yes. If you own your shares of common stock in your own name, you may revoke or change your proxy at any time before your proxy is exercised by:

•

submitting written notice to our Corporate Secretary at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102 no later than the close of business on September [●], 2018 that you are revoking your proxy or changing your vote;

•	submitting another proxy with new voting instructions by telephone, mail or the Internet voting system; or

•	attending the Special Meeting and voting your shares in person.

If you are a beneficial owner of our shares of common stock held in “street name” and you have instructed your broker or other nominee to vote your common stock, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the Special Meeting if you obtain a “legal” proxy from your broker or other nominee.

What happens if the meeting is adjourned or postponed?

Your proxy will still be valid and may be voted at the adjourned or postponed meeting as you directed or in accordance with the recommendation of the Board of Directors (as applicable).

What happens if the ISP Restatement Proposal is approved?

We will use the 2018 Plan Restatement to reward and incentivize our employees, officers, directors and consultants through the grant of equity compensation, which we believe will continue to align their economic interests with the interests of our shareholders. The 2018 Plan Restatement will be administered by a plan administrator, which is expected to be either the Board of Directors or the Compensation Committee thereof (which we refer to in this proxy statement as the Compensation Committee or the Committee). We believe that the approval of the 2018 Plan Restatement is essential to permit us to continue what we believe is our highly successful and disciplined utilization of equity-based awards to attract and retain key talent, make opportunistic acquisitions and remain competitive within our industry.

What happens if the ISP Restatement Proposal is not approved?

We would be unable to issue any further grants under the Existing Plans because NYSE rules require shareholder approval of any new equity compensation plans or any material revisions to existing plans. The alternative to the 2018 Plan Restatement would be to make grants solely in cash, debentures or other forms of compensation not based in equity. We do not believe that this would align grant recipients to shareholder outcomes, as equity-based awards do. We also do not believe that this would be the best use of Company capital from a shareholder perspective.

5

THE COMPANY

We are a Delaware corporation and a financial holding company headquartered in St. Louis, Missouri. We were organized in 1983. Our principal subsidiary, Stifel, Nicolaus & Company, Incorporated (which we refer to in this proxy statement as Stifel), is a full service retail and institutional wealth management and investment banking firm. Stifel is the successor to a partnership founded in 1890. Our other subsidiaries include Century Securities Associates, Inc., an independent contractor broker-dealer firm; Keefe, Bruyette & Woods, Inc., and Miller Buckfire & Co. LLC, broker-dealer firms; Stifel Nicolaus Europe Limited, our European subsidiary; Stifel Bank & Trust, a retail and commercial bank; Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A., our trust companies; and 1919 Investment Counsel, LLC and Ziegler Capital Management, LLC, asset management firms.

Our shares of common stock are listed on the NYSE and the Chicago Stock Exchange under the symbol “SF.” Our principal executive offices are located at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, and our phone number is (415) 364-2500. Our website address is www.stifel.com.

MATTERS YOU ARE VOTING ON

Proposal 1 — Approval of the Stifel Financial Corp. 2001 Incentive Stock Plan (2018 Restatement) (the “2018 Plan Restatement”)

This proposal is to approve the 2018 Plan Restatement which, among other things, (i) combines the Company’s Existing Plans into one plan, (ii) extends the grant term to August 6, 2028, (iii) keeps share capacity at the same levels as previously approved by shareholders, (iv) clarifies that awards may be granted to consultants on the same terms as employees of the Company, (v) clarifies that Stock Units may be paid in either common stock or cash, as approved by shareholders and (vi) removes obsolete references to Section 162(m) of the Code and clarifies certain existing tax-related provisions.

The total number of shares of common stock reserved for issuance under the 2018 Plan Restatement is 24,525,000, of which 8,356,492 have been issued and 14,807,474 are subject to outstanding awards, in each case as granted under prior stockholder approval under the Existing Plans (and prior versions of each) as of July 25, 2018, and 1,361,034 were available for issuance as of the last date on which grants could be awarded under the Existing Plans. Accordingly, the Company is seeking authorization to issue up to 1,361,034 shares of common stock in respect of awards granted under the 2018 Plan Restatement. For purposes of this figure, shares relating to the portion of an award granted under the Employee Plan or the Director Plan (and prior versions of each) that is cancelled, forfeited, terminated, paid in cash or otherwise not settled in shares (such as shares underlying an award used to pay the exercise price or tax withholding relating to an award) is not counted and such shares are again available for issuance under the 2018 Plan Restatement.

The Board of Directors of Stifel Financial Corp. unanimously recommends a vote “FOR” this proposal.

PROPOSAL 1 — APPROVAL OF THE STIFEL FINANCIAL CORP. 2001 INCENTIVE STOCK PLAN (2018 RESTATEMENT)

(WE REFER TO THIS PROPOSAL AS THE ISP RESTATEMENT PROPOSAL)

Purpose of the 2018 Plan Restatement

The 2018 Plan Restatement combines and extends the grant period for our two Existing Plans. We are seeking your support for the 2018 Plan Restatement at this time because the period during which new grants may be made concluded on April 28, 2018, for the Employee Plan, and June 5, 2018, for the Director Plan.

No increase to the number of shares previously authorized by shareholders for use under each of the Existing Plans is being sought at this time. Therefore, approval of the 2018 Plan Restatement will not result in utilization of a greater number of shares, nor any dilution to our shareholders, in excess of amounts previously approved by shareholders.

The total number of shares of common stock reserved for issuance under the 2018 Plan Restatement is 24,525,000, of which 8,356,492 have been issued and 14,807,474 are subject to outstanding awards, in each case as granted under prior stockholder approval under the Existing Plans (and prior versions of each) as of July 25, 2018, and 1,361,034 were available for issuance as of the last date on which grants could be awarded under the Existing Plans. Accordingly, the Company is seeking authorization to issue up to 1,361,034 shares of common stock in respect of awards granted under the 2018 Plan Restatement. For purposes of this figure, shares relating to the portion of an award granted under the Employee Plan or the Director Plan (and prior versions of each) that is cancelled, forfeited, terminated, paid in cash or otherwise not settled in shares (such as shares underlying an award used to pay the exercise price or tax withholding relating to an award) is not counted and such shares are again available for issuance under the 2018 Plan Restatement.

Approval of the 2018 Plan Restatement is essential to permit us to continue what we believe is our highly successful and disciplined utilization of equity-based awards to attract and retain key talent, make opportunistic acquisitions and remain competitive within our industry. Equity awards continue to be a bedrock of our growth and success. We are a human capital business that relies on our people to provide the advice and services that are the core of our business. Equity-based compensation is a fundamental element of our pay philosophy because it is uniquely suited to aligning our people with shareholders and maximizing retention. Approximately 3,700, or 50%, of our employees participate in our Employee Plan.

The alternative to the 2018 Plan Restatement would be to make grants solely in cash, debentures or other forms of compensation not based in equity. We do not believe that this would align grant recipients to shareholder outcomes as equity-based awards do, and do not believe that this would be the best use of Company capital from a shareholder perspective. The 2018 Plan Restatement instead allows us to continue to grant awards across a full range of equity-based and other forms, including cash, in an efficient manner that maximizes the benefits of such awards while minimizing their ultimate cost to shareholders.

Features of the 2018 Plan Restatement

The 2018 Plan Restatement is nearly identical to the substance of the Existing Plans, but it:

•	combines the two Existing Plans (the Employee Plan and the Director Plan) into one plan;

•	extends the grant term to August 6, 2028;

•	keeps share capacity at the same levels as previously approved by shareholders;

•	clarifies that awards may be granted to consultants on the same terms as employees;

•	clarifies that Stock Units may be paid in either common stock or cash, as approved by shareholders; and

•	removes obsolete references to Section 162(m) of the Code and clarifies certain existing tax-related provisions.

Utilization of Shares Under the Existing Plans and Allocation under the 2018 Plan Restatement

As of July 25, 2018, our uses of common stock under our Existing Plans were as follows:

Existing Plan	Shares Authorized	Units Converted to Shares	Units Outstanding	Shares Authorized, Net of Units Converted and Outstanding
Employee Plan	23,625,000	7,664,240	14,714,517	1,246,243
Director Plan	900,000	692,252	92,957	114,791
Total	24,525,000	8,356,492	14,807,474	1,361,034

It is not our present practice to use stock options as a form of compensation. As of July 25, 2018, we had no options outstanding under the Existing Plans.

Under the 2018 Plan Restatement, the same number of shares will be authorized, and the same number of shares will be reserved for independent directors, and for employees and other recipients, respectively, as were authorized under the Existing Plans. However, shares utilized with respect to grants made under the Director Plan will be treated as being made out of the non-employee director reserve of the 2018 Plan Restatement to ensure that the same number of shares as were available under the former Director Plan for new grants is available for non-employee directors under the 2018 Plan Restatement. As with the Existing Plans, under the 2018 Plan Restatement, shares relating to any portion of an award granted under either the Existing Plans or the 2018 Plan Restatement, but subsequently cancelled, forfeited, terminated, settled for taxes, used to pay the exercise price, paid in cash — or otherwise not delivered in shares — remain available for other grants under the 2018 Plan Restatement.

Dilution

Equity compensation is a fundamental element of our pay philosophy and a bedrock of the success of our business. Over the past 15 years, typically between 5% and 30% of annual individual employee compensation has been delivered in the form of restricted stock units (which we refer to in this proxy statement as Stock Units, RSUs or PRSUs, as applicable) that vest over 3 to 10 years, with the balance paid in cash or debentures. This method of compensation aligns our employees with our shareholders and also provides a significant employee retention feature.

We recognize that any compensation plan that substitutes equity for cash will, by definition, be dilutive on a gross share basis. As such, we attempt to minimize dilution through share repurchases and settling a portion of our equity awards in cash, primarily by delivering shares net of taxes.

The following table illustrates the RSUs granted over the past three years, categorized by RSUs awarded in lieu of cash compensation and RSUs awarded for acquisitions and hiring.

RSUs	2015	2016	2017	Average
Compensation grants	2,104,328	4,820,297	696,140	2,540,255
Acquisition & hiring grants	1,567,185	3,127,292	725,933	1,806,803
Gross RSUs	3,671,513	7,947,589	1,422,073	4,327,058
Net shares estimated to be issued after withholdings and forfeitures (1)	2,019,000	4,371,000	782,000	2,391,000
Average grant price	$48.30	$35.97	$51.24	$45.17
Average shares outstanding	68,543,007	66,871,000	68,562,000	67,992,000
Projected as % of shares outstanding	2.9%	6.5%	1.1%	3.5%

(1)	Net shares estimated are calculated as 55% of gross RSUs, rounded to the nearest thousand, which represents the historical average of shares issued subsequent to forfeitures and tax withholdings.

These grants were made in lieu of cash and, importantly, typically vest over the next 3 to 10 years. As of July 25, 2018, Stifel has 14,807,474 outstanding RSUs which, after estimated forfeitures and tax withholding, will result in approximately 8,100,000 shares being issued over the next several years as follows:(1)

Year	Estimated RSUs to be Converted to Shares (1)
2018	96,557
2019	1,107,770
2020	1,050,118
2021	1,329,781
2022	1,089,291
2023+	3,470,593

(1)	See note 1 to chart above for a description of the methodology used for estimation.

As in years past, the Company intends to manage its dilution through stock repurchases, net settlement for tax purposes, and additional net settlements for cash pursuant to the requested authority in the ISP Restatement Proposal.

With respect to historical dilution, we note that from December 31, 2016 through July 25, 2018, our outstanding shares of common stock have increased by approximately 7%, as follows:

	Shares	% Change
Shares Outstanding, December 31, 2016	66,641,350
Shares Issued
Employee and Director Plans
Compensation	2,289,447	3%
Acquisition Hiring	3,294,570	5%
Total Employee and Director Plans	5,584,016	8%
Acquisitions (non-Hiring)	183,004	>1%
Shares Repurchased	(1,111,409)	-2%
Shares Outstanding, July 25, 2018	71,296,961	7%

During this same time period, fully-diluted shares outstanding have increased from 77,563,479 to 81,584,935 shares. Overall, we issued 2,289,447 shares as part of incentive compensation plans and 3,294,570 shares relating to acquisitions and hiring. Offsetting this dilution, we repurchased 1,111,409 shares. In short, considering our acquisition activity, we believe we have successfully managed share dilution while significantly growing our Company.

Automatic Deferrals of Equity Compensation

Our Compensation Committee set deferrals of incentive compensation for employees, other than executive officers (which we refer to in this proxy statement as Executive Officers), in 2017 as follows:

Value	Percentage Deferred
$0 - $199,999	0%
$200,000 - $499,999	15%
$500,000 - $749,999	20%
$750,000 - $999,999	25%
$1,000,000 and more	30%

For most of our Named Executive Officers (which we refer to in this proxy statement as Named Executive Officers), deferrals were substantially higher, typically around 60%, for 2017.

The result is that most of our employees who have the greatest influence on shareholder results are themselves significant shareholders, and are accordingly motivated to drive shareholder results. This approach also allows us to maintain the underlying relationship of individual compensation to individual and firm performance. We believe a “shareholder” mentality across our firm is a key to our success. Our grants under our equity compensation program also encourage our team to achieve goals with due consideration of risk because of the “at-risk” nature of the awards granted, which vest over several years.

Description of the 2018 Plan Restatement

The complete text of the 2018 Plan Restatement is set forth on Exhibit A to this proxy statement, and a blackline comparison against the Employee Plan is set forth as Exhibit B to this proxy statement. The following summary of the 2018 Plan Restatement is subject to the provisions contained in the complete text of the 2018 Plan Restatement.

Purpose

The purpose of the 2018 Plan Restatement, as with the Existing Plans, is to encourage key employees, directors, officers and consultants of the Company, as may be designated in the manner set forth in the 2018 Plan Restatement, to be granted benefits of the kind set forth in the 2018 Plan Restatement on a basis that we believe is mutually advantageous between the capital recipient and the Company and thus provides an incentive for the recipients to continue to contribute to the success of the Company and align their interests with the interests of the shareholders of the Company. As of June 30, 2018 we have approximately 7,500 employees, 8 non-employee directors and approximately 100 consultants eligible for awards under the 2018 Plan Restatement.

Shares Reserved

The total number of shares of common stock that will be reserved for issuance under the 2018 Plan Restatement if the 2018 Plan Restatement is approved is 24,525,000, of which 900,000 will be reserved for issuance solely to non-employee directors, who may not receive awards under any other part of the larger reserve (the 785,209 shares already delivered or outstanding with respect to grants made under the Director Plan will be treated as being made out of the non-employee director reserve of the 2018 Plan Restatement). This feature ensures that no class of recipient has the benefit of any increase in capacity on account of combining the Existing Plans into the 2018 Plan Restatement. These shares may be authorized but unissued or treasury shares, including shares reacquired by the Company through open market purchases or in private transactions. The number of shares authorized for issuance under the 2018 Plan Restatement is subject to adjustment in the event of any change in the outstanding shares of common stock by reason of a stock dividend or stock split or resulting from a reorganization, sale, merger or similar transaction, or in the event of any extraordinary dividend. (For example, stock splits in 2004, 2008 and 2011 account for the current total number of shares reserved for non-employee directors.) Shares underlying expired, canceled or forfeited awards or otherwise not issued with respect to an award, and shares used to pay the exercise price and tax withholding relating to awards, do not count as shares issued under the 2018 Plan Restatement. If an award is settled in cash, any shares not issued with respect to such award also will not count as shares issued under the 2018 Plan Restatement. These same principles apply ratably not only to the entire reserve, but to the portion of that reserve allocated to non-employee directors. Notwithstanding any other provision of the 2018 Plan Restatement, and without affecting the number of shares reserved or available under the 2018 Plan Restatement, the Board of Directors may authorize the issuance or assumption of awards in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

Administration

The 2018 Plan Restatement will be administered by either the Board of Directors or the Compensation Committee (which we refer to in this proxy statement, as applicable, as the Administrator). The Administrator, or any member of the Compensation Committee upon a specific recommendation from the executive committee of the Company (which we refer to in this proxy statement as the Executive Committee), is authorized to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms and conditions of the benefit grants. The Administrator shall have the exclusive authority to interpret and administer the 2018 Plan Restatement, to establish rules relating to the 2018 Plan Restatement, to delegate some or all of its authority under the 2018 Plan Restatement and to take such other steps and make such other determinations as it may deem necessary or advisable. The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself.

Eligibility and Description of Awards

Under the terms of the 2018 Plan Restatement, officers, directors, employees and consultants of the Company and its subsidiaries as determined in the sole discretion of the Administrator will be eligible to receive:

•	stock appreciation rights (which we refer to in this proxy statement as SARs);

•	restricted shares of common stock (which we refer to in this proxy statement as Restricted Stock, and which include RSAs (as defined elsewhere in this proxy statement));

•	performance awards (which we refer to in this proxy statement as Performance Awards);

•

stock options (which we refer to in this proxy statement as Stock Options) exercisable into shares of common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Code (options so qualifying are hereinafter referred to in this proxy statement as Incentive Stock Options and are not available to non-employee directors or consultants); and

•	stock units (which include RSUs and PRSUs, as defined elsewhere in this proxy statement).

Stock Appreciation Rights

The Administrator may grant SARs giving the holder thereof a right to receive, at the time of surrender, a payment equal to the difference between the fair market value of such stock on the date of surrender of the SAR and the exercise price of the SAR established by the Administrator at the time of grant, subject to any limitation imposed by the Administrator in its sole discretion (and in all events such exercise price shall not be less than the fair market value of a share on the grant date of the SAR). In the Administrator’s discretion, the value of a SAR may be paid in cash or common stock, or a combination thereof. A SAR may be granted either independent of, or in conjunction with, any Stock Option. The term of any SAR shall be established by the Administrator, but in no event shall a SAR be exercisable after ten years from the date of grant. If granted in conjunction with a Stock Option, at the discretion of the Administrator, a SAR may either be surrendered:

•	in lieu of the exercise of such Stock Option;

•	in conjunction with the exercise of such Stock Option; or

•	upon expiration of such Stock Option.

Restricted Stock

The Administrator may issue shares of common stock either as a stock bonus or at a purchase price equal to or less than fair market value, subject to the restrictions or conditions specified by the Administrator at the time of grant. During the period of restriction, holders of Restricted Stock shall be entitled to receive all dividends and other distributions made in respect of such stock and to vote such stock without limitation.

Performance Awards

The administrator may grant Performance Awards consisting of shares of our common stock, monetary units payable in cash or a combination thereof. These grants would result in the issuance, without payment therefor, of common stock or the payment of cash upon the achievement of certain pre-established performance goals established by the Administrator over a period of time not to exceed five years. Performance goals may include return on average total capital employed, earnings per share or increases in share price or such other goals as may be established by the Administrator in its sole discretion. The participating employee will have no right to receive dividends on or to vote any shares subject to Performance Awards until the goals are achieved and the shares are issued.

Stock Options

Stock Options granted under the 2018 Plan Restatement shall entitle the holder to purchase our common stock at a purchase price established by the Administrator, which price shall not be less than the fair market value of our common stock on the date of grant (or not less than 110% of the fair market value of our common stock on the date of grant with respect to Incentive Stock Options granted to certain large shareholders). There is no maximum or minimum number of shares for which a Stock Option may be granted; however, for any employee, the aggregate fair market value of common stock subject to Incentive Stock Options that are exercisable for the first time in any calendar year of the Company may not exceed $100,000 under all options plans of the Company and its subsidiaries (any options granted in excess of this amount will be non-qualified Stock Options). Consultants and non-employee directors are not eligible to receive grants of Incentive Stock Options. The Administrator shall determine the term of such Stock Options and the times at, and conditions under which, such Stock Options will become exercisable. Stock Options will not be exercisable after ten years from the date of the grant. The exercise price may be paid:

•	by a check;

•

in the discretion of the Administrator, by the delivery of shares of common stock owned by the participant or with respect to stock options that are not Incentive Stock Options, by withholding shares otherwise deliverable on the exercise of the option; or

•	in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the Stock Option agreement.

Stock Units

The Administrator may issue Stock Units representing the right to receive shares of our common stock (or cash of an equivalent value or in a combination of common stock and cash) at a designated time in the future, subject to the terms and conditions as established by the Administrator in its sole discretion. A holder of Stock Units generally does not have the rights of a shareholder until receipt of the common stock, but, in the Administrator’s sole discretion, may receive payments in cash or adjustments in the number of Stock Units equivalent to the dividends the holder would have received if the holder had been the owner of shares of common stock instead of Stock Units.

Non-Transferability

Each benefit granted under the 2018 Plan Restatement shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, that non-qualified Stock Options granted under the 2018 Plan Restatement may be transferred, without consideration, to (which we refer to in this proxy statement as, in each case, a Permitted Transferee): (i) one or more members of the participant’s family; (ii) one or more trusts for the benefit of the participant and/or one or more members of the participant’s family; or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant’s family exceed 80% of all interests. For this purpose, the participant’s family shall include only the participant’s spouse, children and grandchildren. Benefits granted under the 2018 Plan Restatement shall be exercisable, during the participant’s lifetime, only by the participant or a Permitted Transferee.

Change in Control

In the event of a “Change in Control” (as defined in the 2018 Plan Restatement) of the Company, the vesting of all outstanding SARs, shares of Restricted Stock, Stock Options and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator.

Adjustments

If the Company shall at any time change the number of issued shares of common stock without new consideration to the Company (such as by stock dividends or stock splits) or pay any extraordinary cash dividend on shares of common stock, the total number of shares reserved for issuance under the 2018 Plan Restatement, the number of shares covered by each outstanding award and/or the exercise price thereof (if applicable) shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such benefit shall not be changed. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in the common stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

Duration

No awards shall be granted under the 2018 Plan Restatement after August 6, 2028. The Board may terminate the 2018 Plan Restatement at any time and from time to time may amend or modify the 2018 Plan Restatement; provided, however, that no such action of the Board of Directors may, without the approval of the shareholders of the Company: increase the total amount of stock or the amount or type of awards that may be issued under the 2018 Plan Restatement; and modify the requirements as to eligibility for awards. Additionally, the Board of Directors may not reduce the amount of any existing award or change the terms or conditions thereof without the participant’s consent. Finally, the Board of Directors may not, without the approval of the shareholders, effect a “repricing” (as defined in the 2018 Plan Restatement) of any stock options or SARs granted under the terms of the 2018 Plan Restatement (or the Existing Plans and their predecessors). Generally, under the 2018 Plan Restatement, a repricing includes the lowering of the exercise price of an option or SAR, the exchange or cashing out of an option or SAR when it’s not in the money or any other event that is treated as a repricing under generally accepted accounting principles.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the 2018 Plan Restatement. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that might apply to a participant based on his or her particular circumstances, nor does it address state, local or foreign income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE 2018 PLAN RESTATEMENT, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Stock Units

A participant will recognize no taxable income when Stock Units are granted, and the Company or a subsidiary, as applicable, is not entitled to a deduction upon such grant. When the award is settled and the participant receives cash or shares, the participant will recognize compensation taxable as ordinary income equal to the amount of cash received or the fair market value of the shares at that time (as applicable) and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in shares received at the end of a restriction period will be equal to the fair market value of such shares when the participant receives them, and the participant’s holding period will begin on such date. Upon the sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize ordinary income (not dividend income) in such amount and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will receive a corresponding deduction. In addition, as discussed below, Stock Units may be considered deferred compensation that must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion and tax penalties.

Incentive Stock Options

Upon the grant of an Incentive Stock Option, the option holder will not recognize any income. In addition, no income for regular income tax purposes will be recognized by an option holder upon the exercise of an Incentive Stock Option if the requirements of the 2018 Plan Restatement and the Code are satisfied, including the requirement that the option holder remain employed by the Company or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder’s disability, one year) before the date the option is exercised. If an option holder has not remained an employee of the Company or a subsidiary during the period beginning on the date of grant of an Incentive Stock Option and ending on the day three months (or one year in the case of the option holder’s disability) before the date the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified Stock Option and will have the tax consequences described below in the section entitled “Non-Qualified Stock Options.” The federal income tax consequences of a subsequent disposition of the shares acquired pursuant to the exercise of an Incentive Stock Option depends upon when the disposition of such shares occurs and the type of such disposition. If the disposition of such shares occurs more than two years after the date of grant of the Incentive Stock Option and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and the Company or a subsidiary, as applicable, will not be entitled to any income tax deduction with respect to such Incentive Stock Option. If the disposition of such shares occurs within two years after the date of grant of the Incentive Stock Option or within one year after the date of exercise (which we refer to in this proxy statement as a disqualifying disposition), the excess, if any, of the amount realized over the option price will be treated as taxable income to the option holder and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder on such disposition. The amount of ordinary income recognized by the option holder in a disqualifying disposition (and the corresponding deduction to the Company or a subsidiary, as applicable) is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares on the date of exercise and the option price. Any gain realized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option price exceeds the amount realized upon such a disposition, the difference will be short-term or long-term capital loss (depending upon whether the shares have been held for more than one year). Notwithstanding the foregoing, participants who are subject to the Alternative Minimum Tax (which we refer to in this proxy statement as AMT) may incur AMT as a result of the exercise of an Incentive Stock Option. Except as provided in the “exception” noted later in this paragraph, if an option holder elects to tender shares in partial or full payment of the option price for shares to be acquired upon the exercise of an Incentive Stock Option, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder with respect to the shares received by the option holder upon the exercise of the Incentive Stock Option if the requirements of the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares’ holding period, and the holding period for the excess shares received will begin on the date of exercise. Solely for purposes of determining whether a disqualifying disposition has occurred with respect to such shares received upon the exercise of the Incentive Stock Option, all shares are deemed to have a holding period beginning on the date of exercise. Exception: If an option holder tenders shares that were previously acquired upon the exercise of an Incentive Stock Option in partial or full payment of the option price for shares to be acquired upon the exercise of another Incentive Stock Option, and each such exercise occurs within two years after the date of grant of such Incentive Stock Option or within one year after such shares were transferred to the option holder, the tender of such shares will be a disqualifying disposition with the tax consequences described above regarding disqualifying dispositions; the shares acquired upon such exercise will be treated as shares acquired upon the exercise of an Incentive Stock Option.

Non-Qualified Stock Options

An option holder will not recognize taxable income, and the Company or a subsidiary, as applicable, is not entitled to a deduction, when a non-qualified Stock Option is granted. Upon the exercise of a non-qualified Stock Option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option price of the non-qualified Stock Option and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. An option holder’s tax basis in the shares received upon the exercise of a non-qualified Stock Option will be equal to the fair market value of such shares on the exercise date, and the option holder’s holding period for such shares will begin at that time. Upon the subsequent sale of the shares received in exercise of a non-qualified Stock Option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the option holder’s tax basis in such shares. If a non-qualified Stock Option is exercised in whole or in part with shares held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes. The shares received by the option holder in excess of the number of shares used to pay the exercise price of the option will have a basis equal to the fair market value on the date of exercise and their holding period will begin on such date.

Restricted Stock

Restricted Stock may be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such Restricted Stock does not make the election described below, the participant does not recognize any taxable income upon the receipt of Restricted Stock and the Company or a subsidiary, as applicable, is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the Restricted Stock lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in Restricted Stock will be equal to the fair market value of such Restricted Stock when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin on such date. Upon a subsequent sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Participants receiving Restricted Stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when such shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking into account restrictions other than restrictions that by their terms will never lapse), less any amount paid for the shares. Subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year at the time of sale. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares will begin at that time. If the shares are subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year at the time of forfeiture) with respect to the shares to the extent of the consideration paid by the participant for such shares. Generally, during the restriction period, dividends and distributions paid with respect to Restricted Stock will be treated as compensation taxable as ordinary income (not dividend income) received by the participant and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will receive a corresponding deduction. Dividend payments received with respect to shares of Restricted Stock for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend income. Restricted Stock that is fully vested on grant will generally have the same tax treatment as the Restricted Stock award with respect to which a Section 83(b) election is made.

SARs

A participant will recognize no taxable income, and the Company or a subsidiary, as applicable, is not entitled to a deduction, when an SAR is granted. Upon exercise or settlement of an SAR, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received and, subject to Section 162(m) of the Code, the Company or a subsidiary, as applicable, will be entitled to a corresponding deduction. A participant’s tax basis in shares received upon the exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon the sale of shares received in exercise of an SAR, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the participant’s tax basis in such shares.

Performance Stock

The federal income tax consequences for Performance Stock are generally the same as for Restricted Stock or Stock Units, depending on the form of the award.

Withholding

Participants will be responsible for making appropriate provision for all taxes required to be withheld in connection with any awards, vesting, exercises and transfers of shares pursuant to the 2018 Plan Restatement. This includes responsibility for all applicable federal, state, local or foreign withholding taxes. In the case of the payment of awards in shares or the exercise of options or SARs, if a participant fails to make such provision, the Company and its subsidiaries may, in their discretion, withhold from the payment that number of shares (or that amount of cash, in the case of a cash payment) which has a fair market value equal to the participant’s tax obligation.

Company Deduction Limit

The Tax Cuts and Jobs Act, which was passed in December 2017, eliminated the “performance-based” compensation exemption under Section 162(m) of the Code and made several other significant changes to

Section 162(m) of the Code. As the result of these changes, compensation paid to our chief executive officer (which we refer to in this proxy statement as the Chief Executive Officer or CEO), our chief financial officer (which we refer to in this proxy statement as the Chief Financial Officer or CFO) and to each of our other Named Executive Officers will not be deductible for federal income tax purposes to the extent such compensation exceeds $1 million, regardless of whether such compensation would have qualified for the “performance-based” exemption under prior law. Any individual who is a “covered employee” (as defined in Section 162(m) of the Code) in 2017 or becomes a covered employee thereafter will remain subject to the $1 million tax deductibility limit regardless of loss of status as a Named Executive Officer or termination of employment. Certain arrangements in effect prior to the passage of the Tax Cuts and Jobs Act are grandfathered and may still be subject to the “performance-based” compensation exemption.

Nonqualified Deferred Compensation

Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation, such as Stock Units that are settled more than two and one-half months after the end of the year in which they vest, must comply with Section 409A of the Code. If the requirements of Section 409A of the Code are not met, all amounts deferred under the 2018 Plan Restatement (and all plans aggregated with the 2018 Plan Restatement) during the taxable year and all prior taxable years (to the extent not already included in gross income) will be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually received. In addition, such violation will result in an additional tax to the participant of 20% of the deferred amount plus applicable interest computed from the date the award was earned, or if later, the date on which it vested.

Excess Parachute Payments

If the vesting and/or payment of an award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs in connection with a change in control of the Company, such vesting and/or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Section 280G of the Code would prevent the Company or a subsidiary or affiliate, as applicable, from deducting such “excess parachute payment.”

Plan Benefits

Because grants of awards will be made from time to time by the Administrator to those persons whom the Administrator determines in its discretion should receive grants of awards, the benefits and amounts that may be received in the future by persons eligible to participate in the 2018 Plan Restatement are not presently determinable, except that the following stock units have been promised, as of July 25, 2018, to recipients, contingent in all respects on shareholder approval of the 2018 Plan Restatement:

•	RSUs to non-employee directors: 15,200 (valued at $814,872 based on our closing stock price of $53.61 on July 25, 2018);

•	RSUs to current employees: 206,709 (valued at $11,081,669.49 based on our closing stock price of $53.61 on July 25, 2018);

•

RSUs to employees of contemplated acquisitions, subject to the terms of and closing of such acquisitions: 17,907 (valued at $959,994.27 based on our closing stock price of $53.61 on July 25, 2018); and

•	RSUs to our current executive officers, nominees for election as a director (of which there are none), associate of directors and executive officers or nominees: none; and

•	RSUs to individual recipients ≥5% of capacity for which authorization is being sought: none.

Based on the July 25, 2018 closing stock price of $53.61, these contingent awards had an aggregate value of $12,856,536.

Voting Procedures

Approval of the ISP Restatement Proposal requires the affirmative vote of a majority of the shares of our common stock cast at the Special Meeting in person or by proxy, assuming a quorum is present. A quorum will be present at the Special Meeting if holders of a majority of the outstanding shares of our common stock, in person or by proxy, are present at the meeting. Your shares of common stock will be counted as present at the Special Meeting if: (i) you are present and vote in person at the meeting; or (ii) you, or your broker or other nominee if you are a beneficial owner of such shares of common stock held in street name, have submitted a properly executed proxy.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding common stock in “street name” indicating that the broker or other nominee does not have discretionary voting authority as to certain shares of common stock to vote on the proposal (a “broker non-vote”), such shares of common stock will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered entitled to vote. While the Company does not anticipate any broker non-votes because the ISP Restatement Proposal is not considered a “routine” matter under NYSE rules, and thus brokers and other nominees do not have discretionary voting authority with respect to the ISP Restatement Proposal, it is possible that a broker non-vote could occur in the event that a broker or other nominee receives a properly executed proxy from a beneficial owner or person entitled to vote with no instructions regarding how to vote. Approval of the ISP Restatement Proposal will be achieved if the total sum of votes “for” represent greater than 50% of the votes cast at the Special Meeting by our common stockholders. Votes “for” and “against” will count as votes cast. In addition, NYSE rules require that an abstention be treated as a vote cast and, therefore, a vote “against” the ISP Restatement Proposal. Broker non-votes will not be considered votes cast and thus will not have any effect on the vote on the ISP Restatement Proposal.

Recommendation

Prior to approving the 2018 Plan Restatement, the Committee and the Board of Directors considered the various aspects of the 2018 Plan Restatement, including the number of shares authorized under the 2018 Plan Restatement, the cost of issuing additional shares, the impact of share dilution on our existing shareholders, the fact that the 2018 Plan Restatement is essential to permit us to continue what we believe is our highly successful and disciplined utilization of equity-based awards to attract and retain key talent, make opportunistic acquisitions and remain competitive within our industry and the fact that equity-based compensation is a fundamental element of our pay philosophy, as described more fully in the Compensation Discussion and Analysis (attached as Appendix A to this proxy statement) and other sections of this proxy statement. The Committee and the Board of Directors also considered that certain proxy advisory firms may recommend against the 2018 Plan Restatement, as well as the positive vote received in 2016 when the number of shares reserved for issuance under the Existing Plans was increased (notwithstanding the recommendation of Institutional Shareholder Service against it) and that no substantive changes to the Existing Plans are being proposed other than the limited changes specifically set forth in this proxy statement. After these considerations, the Committee and the Board of Directors have each unanimously determined that it is in the best interests of the Company and its shareholders for the 2018 Plan Restatement to be approved at the Special Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF OUR SHARES OF COMMON STOCK VOTE “FOR” APPROVAL OF THE ISP RESTATEMENT PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THE ISP RESTATEMENT PROPOSAL.

Interest of Directors and Executive Officers in the 2018 Plan Restatement

The officers and employees of the Company and its subsidiaries and the members of the Board of Directors will be eligible to receive awards under the 2018 Plan Restatement if it is approved. As noted above, the non-employee members of the Board of Directors have been promised grants of stock units covering an aggregate of 15,200 shares of our common stock, subject to shareholder approval of the 2018 Plan Restatement. Accordingly, the members of the Board of Directors and the executive officers of the Company have a substantial interest in the approval of the 2018 Plan Restatement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Ownership of Directors and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of July 25, 2018, by each of our directors, the executive officers named in the 2017 Summary Compensation Table and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned (1) (2)	Percentage of Outstanding Common Stock (3)	Stock Units (4)	Total
Ronald J. Kruszewski (5)	987,455	1.39%	281,537	1,268,992
James M. Zemlyak (6)	842,507	1.18%	94,515	937,022
Victor J. Nesi (7)	194,805	*	103,480	298,285
Thomas B. Michaud	80,290	*	96,175	176,465
Thomas W. Weisel (8)	67,191	*	22,516	89,707
James M. Oates	57,718	*	—	57,718
John P. Dubinsky	43,306	*	—	43,306
Michael W. Brown	33,134	*	—	33,134
Robert E. Grady (9)	24,173	*	—	24,173
Michael J. Zimmerman	20,694	*	—	20,694
David A. Peacock	6,515	*	—	6,515
Kathleen Brown	5,650	*	—	5,650
Maura A. Markus	5,650	*	—	5,650
Directors and Executive Officers as a Group (18 persons, includes 5 persons not listed above)	2,757,121	3.86%	749,134	3,506,255

(*)	Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.
(1)

Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his or her name. These shares were listed on regulatory filings by each of the individual directors or executive officers.

(2)

Includes the following shares which have been allocated to such persons under the 401(k) Plan, respectively: Mr. Kruszewski – 1,287; Mr. Zemlyak – 13,925; Mr. Nesi – 114 and directors and executive officers as a group – 18,040. Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following July 25, 2018: Mr. Kruszewski – none; Mr. Zemlyak – 5,315; Mr. Nesi – 2,687; Mr. Michaud – 2,540; Mr. Weisel – 279; Mr. Oates – 24,932; Mr. Dubinsky – 15,000; Mr. M. Brown – 15,000; Mr. Grady – 16,445; Mr. Zimmerman – 15,000; Mr. Peacock – 0; Ms. K. Brown – 3,750; Ms. Markus – 3,750; and directors and officers as a group – 110,668. Also includes the following restricted stock awards: Mr. Kruszewski – 122,530; Mr. Zemlyak – 80,118; Mr. Nesi – 72,985; Mr. Michaud – 13,715; Mr. Weisel – 9,629; and directors and officers as a group – 331,717.

(3)

Based upon 71,296,961 shares of common stock issued and outstanding as of July 25, 2018, and, for each director, officer or the group, the number of shares subject to options or stock units which the director, officer, or the group has the right to acquire currently or within 60 days following July 25, 2018.

(4)

Includes unvested stock units that will not be converted to shares and delivered within the 60-day period after July 25, 2018, and, therefore, under applicable U.S. Securities and Exchange Commission (which we refer to in this proxy statement as the SEC) rules, are not deemed to be “beneficially owned” as of July 25, 2018. These include RSUs and Performance-based Restricted Stock Units (which we refer to in this proxy statement as PRSUs) that meet the condition stated in the preceding sentence. PRSUs are included in this column at the “Target” level, but may vest at between 0% and 200% of the “Target” level. The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder’s continued employment with us.

(5)

Includes (a) 385,236 shares held in a limited liability company as to which Mr. Kruszewski has sole voting power (but of which Mr. Kruszewski disclaims 183,000 shares) and (b) 1,500 shares held in a trust for the benefit of certain of Mr. Kruszewski’s children as to which he also has sole voting power.

(6)

Includes (a) 606,180 shares held in a limited liability company as to which Mr. Zemlyak has sole voting power and (b) 6,087 shares held in a trust for the benefit of Mr. Zemlyak’s child as to which he also has sole voting power.

(7)	Includes 8,383 shares held by the Nesi Family Foundation.
(8)	Includes 66,687 shares held by the Thomas W. Weisel Trust.
(9)	Includes 6,392 shares held by the Robert E. Grady Revocable Trust.

Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of July 25, 2018, the persons identified below were the only persons known to us to be a beneficial owner of more than 5% of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock (1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	7,263,723	(2)	10.2%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,586,125	(3)	7.8%

(1)	Based upon 71,296,961 shares of common stock issued and outstanding as of July 25, 2018.
(2)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 17, 2018 by BlackRock, Inc. The amended Schedule 13G indicates that BlackRock, Inc. has sole voting power as to 7,119,382 shares and sole dispositive power as to 7,263,723 shares.

(3)

The information shown is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2018 by The Vanguard Group, Inc. The amended Schedule 13G indicates that The Vanguard Group, Inc. has sole voting power as to 74,528 shares, sole dispositive power as to 5,510,530 shares, shared voting power as to 7,443 shares and shared dispositive power as to 75,595 shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2017, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options and units	Weighted- average exercise price of outstanding options and units	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by the shareholders	14,811,608	$52.64	6,672,064	[1]
Equity compensation plans not approved by the shareholders	—	—	—

	14,811,608	$52.64	6,672,064

[1]	As of December 31, 2017. Calculated based on estimated availability of 28% of units outstanding not being converted on account of tax withholdings.

As of December 31, 2017, the total number of securities to be issued upon exercise of options and units consisted of 11,934 options and 14,799,674 units, for a total of 14,811,608 shares. Those shares are issuable pursuant to the Employee Plan and the Equity Incentive Plan for Non-Employee Directors.

As of December 31, 2017, the remaining shares available for future grants or awards under equity compensation plans approved by the shareholders consist of 6,557,269 shares under the Employee Plan and 114,795 shares under the Director Plan, for a total of 6,672,064 shares.

The number of securities remaining available for future issuance under equity compensation plans reflects an adjustment to outstanding awards granted under the Employee Plan to net shares withheld in payment of tax withholding obligations, due to a recent determination by the Compensation Committee to satisfy tax withholding obligations through the cancellation of shares subject to an award.

If an outstanding award granted under the Employee Plan or Director Plan expires or is canceled or forfeited without having been exercised or settled in full, the number of shares underlying such expired, cancelled or forfeited portion of such award will again become available for issuance.

COMPENSATION DISCUSSION AND ANALYSIS

See Appendix A – Compensation Discussion and Analysis for discussion and analysis of the Company’s fiscal year 2017 compensation.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

See Appendix B – Executive Officer and Director Compensation for disclosure relating to compensation of the Company’s executive officers and directors in the fiscal year 2017.

OTHER BUSINESS

Management and the Board of Directors know of no business to be brought before the Special Meeting other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the Special Meeting in person, we urge you to promptly vote your shares over the Internet, by telephone or by dating, signing and returning the proxy card in the postage-paid return envelope. Your cooperation in giving this your prompt attention is appreciated.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement for the 2019 Annual Meeting of shareholders, the written proposal must be received at our principal executive offices on or before January 1, 2019. The proposal should be addressed to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with the regulations governing the solicitation of proxies.

Shareholder proposals not intended to be included in the Company’s proxy statement for the 2019 Annual Meeting of shareholders may be brought before an annual meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2019 Annual Meeting, we must receive information relating to such proposal by March 8, 2019, but not before February 6, 2019, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Shareholder proposals must also be in proper written form and meet the detailed disclosure requirements set forth in our By-Laws. Any proposals that we receive that are not in accordance with the above standards will not be voted on at the 2019 Annual Meeting. In addition, a shareholder may nominate candidates for election as directors at shareholder meetings by recommending individuals to the Risk Management/Corporate Governance Committee for consideration by giving written notice to Mark P. Fisher, our Corporate Secretary, at least 90 days, but not more than 120 days, prior to the anniversary of our preceding year’s annual meeting, along with the specific information required by our By-Laws, including the name and address of the nominee; the number of shares of our common stock beneficially owned by the shareholder (including associated persons) nominating such nominee; and a consent by the nominee to serve as a director, if elected, that would be required for a nominee under SEC rules. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the above requirements, you should write to Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102. The Risk Management/Corporate Governance Committee has not adopted any specific procedures for considering the recommendation of director nominees by shareholders, but will consider shareholder nominees on the same basis as other nominees.

DISSENTERS’ RIGHTS

We were formed as a corporation under the laws of the State of Delaware, including the General Corporation Law of the State of Delaware. Under those laws, dissenters’ rights are not available to the holders of our common stock with respect to the ISP Restatement Proposal.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements, annual reports and other deliverables with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our deliverables to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of distributed materials, or if you are receiving multiple copies of distributed materials and wish to receive only one, please contact us in writing or by telephone at Stifel Financial Corp., Attention: Mark P. Fisher, Corporate Secretary, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, (415) 364-2500. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

MISCELLANEOUS

The Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Special Meeting. We will pay the expenses of soliciting proxies for the Special Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. We have engaged DF King as our proxy solicitation agent. Fees for the services of DF King are anticipated to be approximately $7,500. Our directors, officers and employees may also solicit proxies in person or by other means of communication including telephone, facsimile and e-mail, without remuneration. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov. Our website is located at www.stifel.com, and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: Stifel Financial Corp., Attention: Investor Relations, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102.

*****

Exhibit A

STIFEL FINANCIAL CORP.

2001 INCENTIVE STOCK PLAN

(2018 RESTATEMENT)

1. Background and Purpose. Stifel Financial Corp. (the “Corporation”) adopted the Stifel Financial Corp. 2001 Incentive Stock Plan (the “ISP”) at its annual stockholder meeting in 2001 and has amended it from time to time, with the consent of the Corporation’s stockholders, most recently in 2016. The Corporation adopted the Equity Incentive Plan for Non-Employee Directors (the “EIP”) at its annual shareholder meeting in 2000, and has amended it from time to time, with the consent of the Corporation’s stockholders, most recently in 2016. The Corporation now wishes to have a single equity incentive plan for key employees, directors, officers and consultants and has amended and restated the ISP into this 2001 Incentive Stock Plan (2018 Restatement) (as it may be further amended from time to time, the “Plan”). The purpose of the Plan is to encourage key employees, directors, officers and consultants of the Corporation as may be designated in the manner set forth in this Plan, to be granted benefits of the kind set forth in this Plan on a basis mutually advantageous with the Corporation and thus provide an incentive for such recipients to continue to contribute to the success of the Corporation and align the with the interests of the stockholders of the Corporation.

2. Administration. The Plan shall be administered by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors (the “Administrator”).

The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion, or by any member of the Compensation Committee of the Board of Directors upon a specific recommendation from the Executive Committee of Stifel, Nicolaus & Company, Incorporated.

Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself.

3. Shares Reserved Under the Plan. Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock), the Plan shall reserve for issuance under the Plan an aggregate of 24,525,000 shares of common stock, $0.15 par value per share (the “Common Stock”) of the Corporation (the “Initial Reserve”), which may be authorized but unissued or treasury shares including shares reacquired by the Corporation such as shares purchased in the open market or in private transactions. However, subject to Section 12 (relating to adjustment for changes in capital stock), 900,000 shares of Common Stock in the Initial Reserve shall be reserved only for participants who are non-employee directors and no other portion of the reserve shall be utilized for such non-employee directors (the “Directors’ Reserve”). For clarity, each of the Initial Reserve and the Directors’ Reserve shall be inclusive of prior utilization under the ISP and ESP, respectively, such that no additional shares shall be reserved under the Plan as under the ISP and ESP.

As used in this Section 3, the term “Plan Maximum” shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan with respect to the Initial Reserve or Directors’ Reserve, as applicable. Stock underlying outstanding options, stock appreciation rights, or performance awards will reduce the Plan Maximum while such options, stock appreciation rights or performance awards are outstanding. Shares underlying expired, canceled or forfeited options, stock appreciation rights or performance awards shall be added back to the Plan Maximum. When the exercise price of stock options is paid by delivery of shares of Common Stock, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price or tax withholding obligations relating to any award, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such award, regardless of the number of shares surrendered or withheld in payment. If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance or other award is paid in cash, the Plan Maximum shall be increased by the number of shares with respect to which such payment is applicable. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions. Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited or is returned to the Corporation as part of a restructuring of benefits granted pursuant to the Plan or otherwise. When shares of Common Stock are transferred in satisfaction of a stock unit, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued, regardless of the number of shares withheld in payment of tax withholding obligations. For purposes of applying the foregoing, awards granted under the ISP or EIP shall be treated as if they were granted under this Plan.

4. Participants. Participants will consist of such officers, directors, employees and consultants of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine. Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5. Types of Benefits. The following benefits may be granted under the Plan: (a) stock appreciation rights (“SARs”); (b) restricted stock (“Restricted Stock”); (c) performance awards (“Performance Awards”); (d) incentive stock options (“ISOs”); (e) nonqualified stock options (“NQSOs”); and (f) Stock Units, all as described below. In all events, the per-share exercise or purchase price of any SARs, ISOs or NQSOs granted under the Plan shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the award, provided that the per-share exercise price of any ISOs granted to individuals described in Code Section 422(b)(6) (relating to certain 10% shareholders) shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant of the option.

6. Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the discretion of the Administrator, SARs may be exercised: (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) each of the above in connection with a previously awarded option under the Plan. If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Corporation, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

7. Restricted Stock. Restricted Stock is Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a) The purchase price, if any, will be determined by the Administrator.

(b) The period of restriction shall be established by the Administrator for any grants of Restricted Stock;

(c) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the employee’s employment or the participant’s service to the Corporation or its subsidiaries within specified periods; (iii) representation by the participant that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d) The participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e) The participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f) The Administrator shall determine whether Restricted Stock is to be delivered to the participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

8. Performance Awards. Performance Awards are Common Stock of the Corporation, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event more than five years. The goals established by the Administrator may include return on average total capital employed, earnings per share, increases in share price or such other goals as may be established by the Administrator. In the event the minimum corporate goal is not achieved at the conclusion of the period, no payment shall be made to the participant. Actual payment of the award earned shall be in cash or in Common Stock of the Corporation or in a combination of both, as the Administrator in its sole discretion determines. If Common Stock of the Corporation is used, the participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9. Incentive Stock Options. ISOs are stock options issued to employees to purchase shares of Common Stock at not less than 100% of the fair market value of the shares on the date the option is granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion that conform to the requirements of Section 422 of the Code. Said purchase price may be paid: (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $100,000 (and any options granted in excess of this amount will be NQSOs).

10. Nonqualified Stock Options. NQSOs are nonqualified stock options to purchase shares of Common Stock at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion. The purchase price may be paid: (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or simply by delivering to the participant upon exercise of the option only the net number of shares of Common Stock with a value equal to the difference between the fair market value of the shares subject to the option and the exercise price of the option, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. NQSOs granted after the date of stockholder approval of the Plan shall be exercisable no later than ten years after the date they are granted.

11. Stock Units. A Stock Unit represents the right to receive a share of Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion. At the sole discretion of the Administrator, a Stock Unit may be paid in cash or shares of Common Stock, or a combination thereof. The participant generally does not have the rights of a stockholder until receipt of the Common Stock. The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock instead of the Stock Units.

12. Adjustment Provisions.

(a) If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits) or pay any extraordinary cash dividend on shares of Common Stock, the total number of shares reserved for issuance under the Plan, the number of shares covered by each outstanding benefit and/or the exercise price thereof (if applicable) shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b) Notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

13. Change in Control. In the event of a Change in Control of the Corporation, as defined below, the vesting of all outstanding SARs, shares of Restricted Stock, ISOs, NQSOs and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator in its sole discretion.

“Change in Control” means:

(a) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;

(b) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation, that together with stock of the Corporation acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Corporation;

(c) A majority of the members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election;

(d) One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

14. Nontransferability. Each benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Benefits granted under the Plan shall be exercisable, during the participant’s lifetime, only by the participant or a Permitted Transferee. In the event of the death of a participant, exercise or payment shall be made only:

(a) By or to the Permitted Transferee, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution; and

(b) To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

For purposes of this Section 14, “Permitted Transferee” shall include: (i) one or more members of the participant’s family, (ii) one or more trusts for the benefit of the participant and/or one or more members of the participant’s family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant’s family exceed 80% of all interests. For this purpose, the participant’s family shall include only the participant’s spouse, children and grandchildren.

15. Taxes. The Corporation will be authorized to withhold from any amounts payable or shares deliverable under the Plan, amounts due under applicable federal or state income, social security, payroll, withholding or other tax laws or regulations (and may withhold such greater amount as is permissible under applicable tax, legal, accounting and other guidance), and to take such other action as the Administrator may deem advisable to enable the Corporation to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any amounts payable or shares deliverable under the Plan, and to defer such payment or delivery until indemnified to its satisfaction in respect of such obligations. This authority shall include authority to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of such tax obligations, either on a mandatory or elective basis in the discretion of the Administrator.

16. Tenure. A participant’s right, if any, to continue to serve the Corporation and its subsidiaries as a director, officer, employee, consultant or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

17. Duration, Interpretation, Amendment and Termination. No benefit shall be granted after August 6, 2028. The terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the participant or such other person as may then have an interest therein. Without the prior approval of the Corporation’s stockholders, the Corporation will not effect a “repricing” (as defined below) of any stock options or other benefits granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (a) the lowering of the purchase price of an option or other benefit after it is granted; (b) the canceling of an option or other benefit in exchange for another option or benefit at a time when the purchase price of the cancelled option or benefit exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an option or other benefit for cash or other consideration at a time when the purchase price of the purchased option or benefit exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); or (d) an action that is treated as a repricing under generally accepted accounting principles. To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan.

The Board of Directors may amend the Plan from time to time or terminate the Plan at any time; provided, however, that no amendment of this Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule. Further, no amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan. No action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant’s consent.

18. Effective Date. This 2001 Stifel Financial Corp. Incentive Stock Plan (2018 Restatement) shall become effective as of the date it was adopted by the Board of Directors of the Corporation, August 7, 2018 (the “Effective Date”), provided that the issuance or distribution of any shares of Common Stock under this Plan is subject to approval of this Plan by the Corporation’s stockholders in accordance with the Corporation’s organizational documents, applicable exchange listing requirements and applicable law and no such issuance or distribution shall occur prior to such approval.

Exhibit B

STIFEL FINANCIAL CORP.

2001 INCENTIVE STOCK PLAN

(~~2011 Restatement)~~2018 RESTATEMENT)

1. Background and Purpose. Stifel Financial Corp. (the “Corporation”) adopted the Stifel Financial Corp. 2001 Incentive Stock Plan (the “~~Plan~~ISP”) at its annual stockholder meeting in ~~2001. The Plan was amended in 2005 and again in 2008, including to increase the number of shares available for issuance under the Plan. The number of shares previously authorized was increased by a three for two stock split in June 2008 and again in March 2011.~~ 2001 and has amended it from time to time, with the consent of the Corporation’s stockholders, most recently in 2016. The Corporation adopted the Equity Incentive Plan for Non-Employee Directors (the “EIP”) at its annual shareholder meeting in 2000, and has amended it from time to time, with the consent of the Corporation’s stockholders, most recently in 2016. The Corporation now wishes to ~~amend and completely restate the Plan, including an amendment to increase the number of shares by 6,000,000. The increase in the number of shares is contingent upon approval of the stockholders of the Corporation at its 2011 Annual Meeting of Stockholders.~~

~~Now therefore, the Plan is hereby amended to read in its entirety as follows: 1. Purpose.~~ have a single equity incentive plan for key employees, directors, officers and consultants and has amended and restated the ISP into this 2001 Incentive Stock Plan (2018 Restatement) (as it may be further amended from time to time, the “Plan”). The purpose of the ~~Stifel Financial Corp. 2001 Incentive Stock Plan, as amended (the “Plan”)~~ Plan is to encourage key employees ~~of the Corporation and such subsidiaries of the Corporation as the Administrator designates, to acquire shares of common stock of the Corporation (“Common Stock”) or to receive monetary payments based on the value of such stock or based upon achieving certain goals~~, directors, officers and consultants of the Corporation as may be designated in the manner set forth in this Plan, to be granted benefits of the kind set forth in this Plan on a basis mutually advantageous ~~to such employees and~~with the Corporation and thus provide an incentive for ~~employees~~such recipients to continue to contribute to the success of the Corporation and align the ~~interests of key employees~~ with the interests of the stockholders of the Corporation.

2. Administration. The Plan shall be administered by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors (the “Administrator”).

The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion, or by any member of the Compensation Committee of the Board of Directors upon a specific recommendation from the Executive Committee of Stifel, Nicolaus & Company, Incorporated.

Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself. ~~Also, the Board of Directors in its discretion may appoint a separate committee of outside directors to make awards that satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).~~

3. Shares Reserved Under the Plan. Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock), the Plan shall reserve for issuance under the Plan an aggregate of ~~23,625,000~~24,525,000 shares of common stock, $0.15 par value per share (the “Common Stock”) of the

Corporation (~~including the 20,625,000 shares previously authorized~~the “Initial Reserve”), which may be authorized but unissued or treasury shares including shares reacquired by the Corporation such as shares purchased in the open market or in private transactions. ~~In addition to such 23,625,000 shares of Common Stock, which may be awarded pursuant to any of the types of benefits described in Section 5, for each of the first four calendar years of the seven-year period commencing January 1, 2012, the number of shares reserved for issuance under the Plan shall automatically increase by an additional 1,125,000 shares (i.e., an aggregate of 4,500,000 shares); provided that, such additional shares may be applied only for the grant of Stock Units awarded pursuant to the Plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of Common Stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than twenty-five percent~~However, subject to Section 12 (relating to adjustment for changes in capital stock), 900,000 shares of Common Stock in the Initial Reserve shall be reserved only for participants who are non-employee directors and no other portion of the reserve shall be utilized for such non-employee directors (the “Directors’ Reserve”). For clarity, each of the Initial Reserve and the Directors’ Reserve shall be inclusive of prior utilization under the ISP and ESP, respectively, such that no additional shares shall be reserved under the Plan as under the ISP and ESP.

As used in this Section 3, the term “Plan Maximum” shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan with respect to the Initial Reserve or Directors’ Reserve, as applicable. Stock underlying outstanding options, stock appreciation rights, or performance awards will reduce the Plan Maximum while such options, stock appreciation rights or performance awards are outstanding. Shares underlying expired, canceled or forfeited options, stock appreciation rights or performance awards shall be added back to the Plan Maximum. When the exercise price of stock options is paid by delivery of shares of Common Stock, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price or tax withholding obligations relating to any award, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such ~~exercise~~award, regardless of the number of shares surrendered or withheld in payment. If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance or other award is paid in cash, the Plan Maximum shall be increased by the number of shares with respect to which such payment is applicable. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions. Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited or is returned to the Corporation as part of a restructuring of benefits granted pursuant to the Plan or otherwise. When shares of Common Stock are transferred in satisfaction of a stock unit, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued, regardless of the number of shares withheld in payment of tax withholding obligations. ~~Notwithstanding the above, the maximum number of shares subject to stock options that may be awarded in any calendar year to any individual shall not exceed 100,000 shares (as adjusted in accordance with Section 11).~~ For purposes of applying the foregoing, awards granted under the ISP or EIP shall be treated as if they were granted under this Plan.

4. Participants. Participants will consist of such officers ~~and~~, directors, employees and consultants of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine. Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5. Types of Benefits. The following benefits may be granted under the Plan: (a) stock appreciation rights (“SARs”); (b) restricted stock (“Restricted Stock”); (c) performance awards (“Performance Awards”); (d) incentive stock options (“ISOs”); (e) nonqualified stock options (“NQSOs”); and (f) Stock Units, all as described below. In all events, the per-share exercise or purchase price of any SARs, ISOs or NQSOs granted under the Plan shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the award, provided that the per-share exercise price of any ISOs granted to individuals described in

Code Section 422(b)(6) (relating to certain 10% shareholders) shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant of the option.

6. Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the discretion of the Administrator, SARs may be exercised: (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) each of the above in connection with a previously awarded option under the Plan. If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Corporation, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

7. Restricted Stock. Restricted Stock is Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a) The purchase price, if any, will be determined by the Administrator.

(b) The period of restriction shall be established by the Administrator for any grants of Restricted Stock;

(c) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the employee’s employment or the participant’s service to the Corporation or its subsidiaries within specified periods; (iii) representation by the ~~employee~~ participant that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d) The participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e) The participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f) The Administrator shall determine whether Restricted Stock is to be delivered to the participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

8. Performance Awards. Performance Awards are Common Stock of the Corporation, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event more than five years. The goals established by the Administrator may include return on average total capital employed, earnings per share, increases in share price or such other goals as may be established by the Administrator. In the event the minimum corporate goal is not achieved at the conclusion of the period, no payment shall be made to the participant. Actual payment of the award earned shall be in cash or in Common Stock of the Corporation or in a combination of both, as the Administrator in its sole discretion determines. If Common Stock of the Corporation is used, the participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9. Incentive Stock Options. ISOs are stock options issued to employees to purchase shares of Common Stock at not less than 100% of the fair market value of the shares on the date the option is granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion that conform to the requirements of Section 422 of the Code. Said purchase price may be paid: (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $~~100,000.~~100,000 (and any options granted in excess of this amount will be NQSOs).

10. Nonqualified Stock Options. NQSOs are nonqualified stock options to purchase shares of Common Stock at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion. The purchase price may be paid: (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or simply by delivering to the participant upon exercise of the option only the net number of shares of Common Stock with a value equal to the difference between the fair market value of the shares subject to the option and the exercise price of the option, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. NQSOs granted after the date of stockholder approval of the Plan shall be exercisable no later than ten years after the date they are granted.

11. Stock Units. A Stock Unit represents the right to receive a share of Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion. At the sole discretion of the Administrator, a Stock Unit may be paid in cash or shares of Common Stock, or a combination thereof. The participant generally does not have the rights of a stockholder until receipt of the Common Stock. The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock instead of the Stock Units.

12.	Adjustment Provisions.

(a) If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits) or pay any extraordinary cash dividend on shares of Common Stock, the total number of shares reserved for issuance under the Plan ~~and~~, the number of shares covered by each outstanding benefit and/or the exercise price thereof (if applicable) shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b) Notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

13. Change in Control. In the event of a Change in Control of the Corporation, as defined below, the vesting of all outstanding SARs, shares of Restricted Stock, ISOs, NQSOs and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator in its sole discretion.

“Change in Control” means:

(a) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;

(b) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation, that together with stock of the Corporation acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Corporation;

(c) A majority of the members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election;

(d) One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

14. Nontransferability. Each benefit granted under the Plan ~~to an employee~~ shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Benefits granted under the Plan shall be exercisable, during the participant’s lifetime, only by the participant or a Permitted Transferee. In the event of the death of a participant, exercise or payment shall be made only:

(a) By or to the Permitted Transferee, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution; and

(b) To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

For purposes of this Section 14, “Permitted Transferee” shall include: (i) one or more members of the participant’s family, (ii) one or more trusts for the benefit of the participant and/or one or more members of the participant’s family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant’s family exceed 80% of all interests. For this purpose, the participant’s family shall include only the participant’s spouse, children and grandchildren.

15. Taxes. The Corporation will be authorized to withhold from any amounts payable or shares deliverable under the Plan, amounts ~~of withholding and other taxes due~~due under applicable federal or state income, social security, payroll, withholding or other tax laws or regulations (and may withhold such greater amount as is permissible under applicable tax, legal, accounting and other guidance), and to take such other action as the Administrator may deem advisable to enable the Corporation to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any amounts payable or shares deliverable under the Plan, and to defer such payment or delivery until indemnified to its satisfaction in respect of such obligations. This authority shall include authority to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of such tax obligations, either on a mandatory or elective basis in the discretion of the Administrator.

16. Tenure. A participant’s right, if any, to continue to serve the Corporation and its subsidiaries as ~~an~~a director, officer, employee, consultant or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

17. Duration, Interpretation, Amendment and Termination. No benefit shall be granted after ~~April 28, 2018; provided, however, that the~~August 6, 2028. The terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the participant or such other person as may then have an interest therein. Without the prior approval of the Corporation’s stockholders, the Corporation will not effect a “repricing” (as defined below) of any stock options or other benefits granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (a) the lowering of the purchase price of an option or other benefit after it is granted; (b) the canceling of an option or other benefit in exchange for another option or benefit at a time when the purchase price of the cancelled option or benefit exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an option or other benefit for cash or other consideration at a time when the purchase price of the purchased option or benefit exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); or (d) an action that is treated as a repricing under generally accepted accounting principles. To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan.

The Board of Directors may amend the Plan from time to time or terminate the Plan at any time~~. However, no action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant’s consent. No~~; provided, however, that no amendment of this Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule. Further, no amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan. No action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant’s consent.

18. Effective Date. This ~~2011 Restatement of the~~ 2001 Stifel Financial Corp. Incentive Stock Plan~~, as amended, became~~ (2018 Restatement) shall become effective as of the date it was adopted by the Board of Directors of the Corporation ~~(April 13, 2011), subject only~~, August 7, 2018 (the “Effective Date”), provided that the issuance or distribution of any shares of Common Stock under this Plan is subject to approval of this Plan by the ~~holders of a majority of the outstanding voting stock of the Corporation within twelve months before or after the adoption of the restatement by the Board of Directors~~Corporation’s stockholders in accordance with the Corporation’s organizational documents, applicable exchange listing requirements and applicable law and no such issuance or distribution shall occur prior to such approval.

APPENDIX TO STIFEL FINANCIAL CORP. SPECIAL MEETING

PROXY STATEMENT*

Appendix A – Compensation Discussion and Analysis

Appendix B – Executive Officer and Director Compensation

*	Capitalized terms used and not defined herein have the meanings assigned to such terms in the proxy statement.

COMPENSATION DISCUSSION & ANALYSIS

2017 CEO COMPENSATION DETERMINATIONS

The Compensation Committee determined the pay of Mr. Kruszewski utilizing the Committee’s process for decision making and assessments as outlined beginning on page A-10, which includes consideration of the pay practices of the firms identified as part of the Company’s peer group on page A-22. The Committee took into consideration 2017 firm performance as outlined beginning on page A-12, Mr. Kruszewski’s performance relative to his unique goals as well as his individual contribution to overall company achievements, leadership, other factors as outlined on page A-2, and a director-led evaluation that includes consideration of a detailed CEO self-assessment.

The following table shows our Committee’s determinations regarding our CEO’s 2017 annual compensation as well as corresponding 2016 and 2015 information. This table is different from the SEC-required Summary Compensation Table on page B-1. An explanation of the reasons for the differences between these and our Summary Compensation Tables are described beginning on page A-33.

Name	Year	Fixed Compensation		Annual Incentive Compensation			Subtotal At-Risk	Total Comp.(3)
		Base Salary	Stock- Based Salary	Cash Bonus(1)	RSUs, RSAs and Debentures(2)	PRSUs
Ronald J. Kruszewski	2017	$200,000	$100,000	$3,100,000	$3,600,000	$1,000,000	$4,600,000	$8,000,000
	2016	$200,000	$700,000	$2,250,000	$1,500,000	$750,000	$2,250,000	$5,400,000
	2015	$200,000	$600,000	$0	$2,000,000	$3,000,000	$5,000,000	$5,800,000

	Realized Compensation			At-Risk Compensation
	Amount	% of Total	% Change	Amount	% of Total	% Change
2017	$3,400,000	43%	8%	$4,600,000	58%	104%
2016	$3,150,000	58%	294%	$2,250,000	42%	(55%)
2015	$800,000	14%		$5,000,000	86%

(1)

Does not include the special payment to mitigate tax burdens shifted from the Company to Named Executive Officers, detailed on page A-31, that were not incentive compensation but part of the Company’s 2017 initiatives relating to the December 2017 federal tax reforms.

(2)	Does not include grants of future stock-based salary, which are reflected under Stock-based salary.
(3)	For differences between this table and the Summary Compensation Table, see page A-34, Use of Non-GAAP Measures.

In determining Mr. Kruszewski’s variable compensation for 2017, the Committee specifically noted that:

•	Firm performance for 2017 was strong and Mr. Kruszewski’s specific contributions to this performance were significant.

•	Mr. Kruszewski’s total compensation in 2017 was at the 35th percentile in comparison to CEOs in our peer group.

•

The Committee took the view that the CEO’s total annual compensation should be increased approximately in line with two-year performance. Historically, CEO has broadly tracked the performance of the three primary performance goals established by the Committee. In 2017, with respect to 2016 compensation, the Committee exercised its discretion to reduce senior executive compensation, notwithstanding increases in these primary performance goals in 2016, largely because of 2016 operating difficulties, 2016 declines in many other employees’ compensation and certain 2016 declines in the business that were offset by net-interest income. In exercising its discretion with respect to 2016, the Committee noted that this was not a permanent reduction in relative compensation, as noted that the Committee intended to evaluate 2017 compensation in light of a benchmark that would not reflect its exercise of negative discretion in respect of 2016 compensation.

•

2017 performance was not offset by factors similar to those noted in 2016, so the Committee has followed through on its guidance given in 2017 by setting 2017 CEO compensation in light of a two-year benchmark. The resulting compensation determinations were, on a one-year basis, somewhat higher than one-year 2017 primary performance goal results, which were up nearly 40%, but determinations were in line, on a two-year basis, with two-year primary performance goal results, which were up over 50%.

Ronald J. Kruszewski, Chairman and CEO

Ronald J. Kruszewski is Chairman of the Board of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated. He joined the firm as Chief Executive Officer in September 1997. Mr. Kruszewski serves on the Board of Directors of SIFMA (Securities Industry and Financial Markets Association) and was appointed by the St. Louis Federal Reserve Board of Directors to serve on the Federal Advisory Council to the Board of Governors of the Federal Reserve System.

Compensation Mix

Financial	Strategic Achievements

✓  22nd consecutive year of record net revenue of $2.9 billion, up 14% for the year.

✓  Pre-tax margins of 9.2% (GAAP) and 17.1% (non-GAAP).

✓  Record non-GAAP net income available to common shareholders of $323 million or $3.99 per common share.

✓ Acquisition of Ziegler Wealth Management. ✓ Introduction of regular quarterly dividend on common shares. ✓ Issued $200 million of senior notes on advantageous terms.
Leadership	Risk Management

✓  Led planning and execution of Company’s successful strategy to take advantage of federal tax reform.

✓  Together with Board, supported and promoted Stifel’s Women’s Initiative Network, launched in 2017.

✓  Continued drive to reduce costs firm-wide to improve operating  margins.

✓  Led firm culture initiatives, including establishment of the Women’s  Initiative Network

✓  Assets increased from $19.1 billion to $21.4 billion which maintaining targeted leverage and risk-weighted capital ratios.

✓  Continued strengthening of enterprise risk management, compliance and infrastructure in support of strong asset growth.

2017 CEO Compensation, by Form, Type and Amount:

	Type	2017	% of Comp.	2016	% of Comp.	2015	% of Comp.
Cash Salary		$200,000	3%	$200,000	3%	$200,000	3%
Stock-Based Salary		$100,000	1%	$700,000	13%	$600,000	10%
Total Fixed Compensation		$300,000	4%	$900,000	16%	$800,000	13%
Cash Bonus		$3,100,000	39%	$2,250,000	42%	$0	0%
Time-Based Deferred (RSUs, RSAs and Debentures)		$3,600,000	45%	$1,500,000	28%	$2,000,000	35%
Performance-Based Deferred (PRSUs)		$1,000,000	12%	$750,000	14%	$3,000,000	52%
Total Variable Annual Incentive Comp		$7,700,000	96%	$4,500,000	84%	$5,000,000	87%
Total Compensation		$8,000,000	100%	$5,400,000	100%	$5,800,000	100%
Total Realized Compensation		$3,400,000	43%	$3,150,000	58%	$800,000	14%
Total At-Risk Compensation		$4,600,000	57%	$2,250,000	42%	$5,000,000	86%

The CEO compensation shown below includes annual incentives (both cash and deferred components) granted for the performance years 2015-2017, together with base salary and the portion of 2016 LTIA awards automatically vesting in the year. Beginning in the performance year 2015, the Committee adopted a new equity vehicle – Performance-Based Restricted Stock Units (PRSUs) as a key long-term incentive plan for the CEO and other named executive officers. For further description of PRSUs see page A-26.

CEO Compensation, 2014-17, by Form and Amount:

Alignment of CEO Compensation with Key Performance Measures

CEO pay increases are generally highly correlated with growth in non-GAAP pre-tax income, revenue and EPS. The below illustrates the growth in each component over the last 5 years. CEO compensation has increased by approximately 56% since 2012. By contrast, the average growth since 2012 in non-GAAP pre-tax income, net revenue and EPS was over 91%, double the growth in CEO compensation during that period. (See “Use of Non-GAAP Measures” on page A-34.)

Five-Year Annual CEO Aggregate Income and Average of Primary Performance Goal Results

(Non-GAAP Net Revenue, Non-GAAP Pre-Tax Income and Non GAAP EPS):

2017 Compensation Determinations for Named Executive Officers Other than the CEO

The Compensation Committee determined the pay of the named executive officers other than the CEO utilizing the Committee’s process for decision making and assessments as outlined beginning on page A-10. The Committee took into consideration 2017 firm performance as outlined beginning on page A-12, individual named executive officer performance relative to their unique goals as well as their individual contribution to overall company achievements, leadership, and other factors as outlined beginning on page A-6, and input from the CEO.

The Committee determined that, for 2017 named executive officer’s total annual compensation should be increased approximately in line with two-year performance. Historically, named executive officer compensation has broadly tracked the performance of the three primary performance goals established by the Committee. In 2017, with respect to 2016 compensation, the Committee exercised its discretion to reduce senior executive compensation, notwithstanding increases in these primary performance goals in 2016, primarily because of 2016 operating difficulties, 2016 declines in many other employees’ compensation and certain 2016 declines in the business that were offset by net-interest income. In exercising its discretion with respect to 2016, the Committee noted that this was not a permanent reduction in relative compensation, as noted that the Committee intended to evaluate 2017 compensation in light of a benchmark that would not reflect its exercise of negative discretion in respect of 2016 compensation. 2017 performance was not offset by factors similar to those noted in 2016, so the Committee has followed through on its guidance given in 2017 by setting 2017 named executive officer compensation in light of a two-year benchmark. The resulting compensation determinations were, on a one-year basis, somewhat higher than one-year 2017 primary performance goal results, which were up nearly 40%, but determinations were in line, on a two-year basis, with two-year primary performance goal results, which were up over 50%.

Name	Year	Fixed Compensation		Annual Incentive Compensation			Subtotal At-Risk	Total Compensation(2)
		Base Salary	Stock- Based Salary	Cash Bonus(1)	RSUs, RSAs and Debentures	PRSUs
James M. Zemlyak	2017	$250,000	$62,750	$1,800,000	$1,900,000	$700,000	$2,600,000	$4,712,750
	2016	$250,000	$460,000	$1,380,000	$613,333	$306,667	$920,000	$3,010,000
	2015	$175,000	$420,000	$405,000	$880,000	$1,320,000	$2,200,000	$3,200,000
Victor J. Nesi	2017	$250,000	$65,000	$2,085,000	$2,400,000	$700,000	$3,100,000	$5,500,000
	2016	$250,000	$465,000	$1,620,000	$720,000	$360,000	$1,080,000	$3,415,000
	2015	$250,000	$400,000	$350,000	$1,060,000	$1,590,000	$2,650,000	$3,650,000
Thomas B. Michaud	2017	$250,000	$55,000	$2,800,000	$800,000	$400,000	$1,200,000	$4,305,000
	2016	$250,000	$205,000	$1,320,000	$586,667	$293,333	$880,000	$2,655,000
	2015	$250,000	$150,000	$350,000	$840,000	$1,260,000	$2,100,000	$2,850,000
Thomas W. Weisel(3)	2017	$200,000	$70,000	$1,500,000	$0	$100,000	$100,000	$1,870,000
Thomas P. Mulroy(4)	2017	$250,000	$60,000	$1,374,000	$916,000	$0	$916,000	$2,600,000
	2016	$250,000	$460,000	$1,380,000	$613,333	$306,667	$920,000	$3,010,000
	2015	$250,000	$400,000	$350,000	$880,000	$1,320,000	$2,200,000	$3,200,000

		Realized Compensation			At-Risk Compensation
		Amount	% of Total	Year-on-Year % Change	Amount	% of Total	Year-on-Year % Change
James M. Zemlyak	2017	$2,112,750	45%	1%	$2,600,000	55%	183%
	2016	$2,090,000	69%	109%	$920,000	31%	(58)%
	2015	$1,000,000	31%		$2,200,000	69%
Victor J. Nesi	2017	$2,400,000	44%	3%	$3,100,000	56%	187%
	2016	$2,335,000	68%	134%	$1,080,000	32%	(59)%
	2015	$1,000,000	27%		$2,650,000	73%
Thomas B. Michaud	2017	$3,105,000	72%	75%	$1,200,000	28%	36%
	2016	$1,775,000	67%	137%	$880,000	33%	(58)%
	2015	$750,000	26%		$2,100,000	74%
Thomas W. Weisel(3)	2017	$1,770,000	95%		$100,000	5%
Thomas P. Mulroy(4)	2017	$1,684,000	65%	(19%)	$916,000	35%	(>1%)
	2016	$2,090,000	69%	109%	$920,000	31%	(58)%
	2015	$1,000,000	31%		$2,200,000	69%

(1)

Does not include the special payment to mitigate tax burdens shifted from the Company to Named Executive Officers, detailed on page A-31, that were not incentive compensation but part of the Company’s 2017 initiatives relating to the December 2017 federal tax reforms.

(2)	Does not include grants of future stock-based salary, which are reflected under Stock-based salary.
(3)	2017 is the first year for which Mr. Weisel is a named executive officer.
(4)	Mr. Mulroy retired as President and Co-Director of the Institutional Group on June 6, 2017.

James M. Zemlyak Co-President and CFO

James M. Zemlyak has served as Chief Financial Officer of Stifel Financial Corp. since February 1999 and was named Co- President in June 2014. Mr. Zemlyak was Treasurer of Stifel Financial Corp. from February 1999 to January 2012. Mr. Zemlyak has been Chief Operating Officer of Stifel, Nicolaus & Company, Incorporated since August 2002 and Executive Vice President since December 2005. In addition, he served as Chief Financial Officer of Stifel, Nicolaus & Company, Incorporated from February 1999 to October 2006.

Compensation Mix

2017 Performance Highlights

✓  Record Global Wealth Management Revenue of $1.8 billion

✓  Achieved strong Global Wealth Management performance with an essentially unchanged number of financial advisors

✓  Maintenance of performance while managing to a slight reduction in compensation ratio

Victor J. Nesi, Co-President and Director of the Institutional Group

Victor J. Nesi joined Stifel in 2009 and was named Co-President of Stifel Financial Corp. in 2014. In addition, he is Co- Director of the firm’s Institutional Group. In his 25-year investment banking career, Mr. Nesi has worked closely with clients on strategic advisory projects totaling in excess of $200 billion, including exclusive sales, cross-industry mergers, restructurings, and domestic and cross-border acquisitions. On the financing side, Mr. Nesi has advised clients on investment-grade and non-investment-grade debt, as well as on numerous equity and equity-linked transactions, including the then largest IPO in U.S. history, the AT&T $10.6 billion carve-out of AT&T Wireless.

Compensation Mix

2017 Performance Highlights

✓  Record Institutional Group net revenues of $1.1 billion

✓  Record Investment Banking Revenue of $727 million

✓  Record Advisory revenue of $361 million

✓  Record Capital Raising revenue of $366 million

✓  Improved integration of investment banking across multiple broker-dealers within Stifel, resulting in substantial investment fees from cross-Stifel teams

Thomas B. Michaud, Senior Vice President, President and CEO of Keefe, Bruyette & Woods

Thomas B. Michaud has been with Keefe, Bruyette & Woods for more than three decades. He was named President and Chief Executive Officer of KBW in October 2011, having served as Vice Chairman and Chief Operating Officer since 2001. KBW became a wholly owned subsidiary of Stifel Financial in February 2013 and Mr. Michaud served on our Board of Directors from 2013 until 2017. He has served as Senior Vice President of the company since 2013. Under his leadership, KBW has become one of the leading investment banking firms to the financial services industry. The company is regularly recognized for its leadership in the areas of equity research, mergers and acquisitions, capital raising and equity trading. Mr. Michaud maintains strong personal relationship with industry leading executives and has been instrumental in many of KBW’s largest transactions. Mr. Michaud’s views on the financial services industry are frequently sought by corporate clients, boards and the media.

Compensation Mix

2017 Performance Highlights

✓  KBW advised on 10 of the 12 largest, and 25 of the 50 largest U.S. bank mergers

✓  50% year over year revenue growth at KBW

✓  Record year for advisory revenue in the 55 year history of the KBW franchise

✓  KBW was again recognized by Greenwich Associates for the quality and leadership of its equity research and equity sales and trading services

Thomas W. Weisel, Senior Managing Director

Mr. Weisel has extensive entrepreneurial and operational experience in the financial services industry, notably his founding and development of the investment firms of Thomas Weisel Partners Group, Inc. (“TWPG”) and Montgomery Securities prior to joining the Company. Since joining the Company in in 2010, Mr. Weisel’s strategic direction and business development leadership has contributed to the Company’s overall growth and market success, particularly on the West Coast. Mr. Weisel serves on the Company’s Board of Directors.

Compensation Mix

2017 Performance Highlights

✓  Senior leadership within the Board of Directors.

✓  Successful development of Company’s franchises on the West Coast.

✓  Continued focus on attracting new business and retaining key talent within sectors previously served by TWPG.

Thomas P. Mulroy, Retired as President and Co-Director of the Institutional Group

Thomas P. Mulroy retired as President and Co-Director of the Institutional Group on June 6, 2017. Mr. Mulroy joined Stifel in 2005 as part of the firm’s acquisition of Legg Mason Capital Markets. He was named Co- President of Stifel Financial Corp. in 2014 and has served as a Director of Stifel Financial Corp. and Executive Vice President and Director of Stifel, Nicolaus & Company, Incorporated since December 2005. As Co-Director of Stifel’s Institutional Group, a position he’s held since July 2009, Mr. Mulroy is responsible for overseeing institutional equity and fixed income sales, trading, and research. From December 2005 through July 2009, he served as Executive Vice President and Head of Equity Capital Markets.

Compensation Mix

2017 Performance Highlights

✓  Record Institutional Group net revenues of $1.1 billion

✓  Record Investment Banking Revenue of $727 million

✓  Record Advisory revenue of $361 million

✓  Record Capital Raising revenue of $366 million

✓  Successful transition of business leadership in preparation for retirement as President and Co-Director of the Institutional Group

COMMITTEE PROCESS AND 2017 DETERMINATIONS

Committee Views of Proportion and Form of Compensation

The Committee continued to emphasize “At-Risk” (deferred) compensation in determining the annual incentive compensation of the CEO the other named executive officers.

The Committee divides the various elements of compensation described above in “Key Executive Compensation Program Elements” into two categories: compensation that is “Realized” because it is not subject to forfeiture and compensation that is “At-Risk” because it is subject to forfeiture. As described above, the Committee considers At-Risk compensation to include grants of PRSUs, RSUs, RSAs and debentures, which are all the forms of deferred compensation granted to named executive officers. The Committee considers Realized compensation to include all fixed compensation (base salary and stock-based salary), as well as variable compensation that is not deferred (namely, cash bonuses).

The Committee believes that At-Risk compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. By contrast, cash does not have a retention component. The Committee believes that the retention component of variable compensation is important in the case of named executive officers, and particularly with respect to the CEO. Accordingly, the Committee has determined that the allocation of variable compensation among Realized and At-Risk compensation for the CEO and other named executive officers in respect of 2017 will be as shown in the following table:

2017 Allocation of Deferred and “At-Risk” Annual Incentive Compensation:

Named Executive Officer	Cash	At-Risk (Deferred) Compensation
CEO	43% of Annual Incentive Compensation	58% of Annual Incentive Compensation
Other Continuing Executive Officers, Average	54% of Annual Incentive Compensation	46% of Annual Incentive Compensation
Committee Assessment:	Realized and Not Retentive	At-Risk and Retentive

All deferred compensation is valuable as a retention tool for the straightforward reason that it is subject to time vesting. RSUs and PRSUs additionally align incentives because their value ultimately reflects fluctuations in the share price of Company stock. PRSUs reinforce this alignment because their value is linked not only to share price but also to the attainment of certain performance metrics.

The Committee believes that those attributes of RSUs and PRSUs make those awards more At-Risk from the perspective of the Executive Officer, with PRSUs being the most At-Risk. By comparison, the Committee determined that debentures are, by contrast, least At-Risk from the perspective of the Executive Officer because their value is determined at the grant date and does not vary based on the future performance of the firm, although their realization is contingent on additional years of service.

The Committee’s Process for Decision Making

Our Roadmap for Compensation
1. Identify Key Metrics (Quant. & Qual.)	2. Establish Peer Group, Gather Market Pay and Shareholder Input	3. Review of Performance and Market	4. Make Year-End Pay and Performance Decisions	5. Determine Form and Allocate Awards

Financial Objectives: growth in earnings; net income and revenue Long-Term Objectives: increase ROE and book value; enhance return to shareholders

Strategic Objectives: integration of acquisitions; organic growth

Ongoing solicitation of shareholder input and incorporation of shareholder compensation priorities Independent consultant assisted the Committee with:

•  identifying peer companies;

•  gathering peer and supplemental market pay data for Committee reference.

Periodic updates during the year

•  from the CEO:

•  firm performance;

•  segment performance;

•  individual Executive Officer performance.

Yearly updates from independent consultant:

•  relative performance;

•  competitive pay levels;

•  alignment of pay and performance;

•  market trends.

Committee decisions based on results of the incentive framework (see below) that include an in depth review of company, CEO and other Executive Officer performance across multiple factors.

Pay for Executive Officers other than the CEO recommended by CEO, subject to Committee approval.

Committee awarded 2017 incentive compensation in the form of cash, stock-based salary, and bonuses composed cash, RSU, RSA, PRSU and, (for some Executive Officers) debenture components.

Incentive Assessment Framework

The committee evaluates Named Executive Officer incentive compensation based on various factors. The following is an assessment based upon primary performance goals, additional considerations, strategic goals and overall company performance. See “Use of Non-GAAP Measures” on page A-34 for a description of how and why the Non-GAAP measures differ from GAAP measures.

2017 Results of Incentive Assessment Framework
Primary Performance Goals	2017 Result	Year-Over-Year Change
• Non-GAAP Net Revenue	$2.93bn	ñ 13.5%
• Non-GAAP Pre-Tax Net Income	$501M	ñ 50.0%
• Non-GAAP EPS	$3.99	ñ 52.2%

Company Performance on Other Primary Goals	Below	Meets

Additional Considerations	2017 Result	Year-Over-Year Change
• Non-GAAP Return on Common Equity	17.9%	ñ 9.1%
• Total Shareholder Return (price increase + dividend)	$10.31	ñ 35.8%
• Non-GAAP Pre-Tax Margin on Net Revenues	20.1%	ñ 7.1%
• Book Value Per Share	$38.26	ò 1.5%
• Non-GAAP Comp to Revenue Ratio	61.2%	ò 1.6%
• Total Capitalization of Stifel Financial Corp.	$4.22bn	ñ 9.0%

Company Performance on Additional Considerations	Below	Meets

Performance Categories	Achievements
• Financial Results	See pages A-2 to A-8 for detailed description of achievements in these four categories in relation to each named executive officer.
• Strategic Achievement
• Leadership
• Risk Management

Company Performance on Strategic Goals	Below	Meets

Overall Company Performance	Below	Meets

2017 FIRM PERFORMANCE

We Continue to grow and invest in our future
22 Years	+19%	Acquisitions & Dividends	Expense Control	+11.8%

2017 was our 22nd consecutive year of record net revenues, with near-record non-GAAP pre-tax net income and record revenues both in our Global Wealth Management segment and in our Institutional segment.	Our stock price was up $9.61 at the end of 2017, up more than 19% for the year.	During 2017, we acquired City Financial and announced our acquisition of Ziegler Wealth Management. We also commenced quarterly dividends on our common shares.	We successfully controlled our compensation and non-compensation expenses.	We grew our assets to $21.38 billion, up 11.8% for the year.

See Use of Non-GAAP Measures at page A-34.

2017 Segment Performance, Balance Sheet and Infrastructure Highlights

(1)

Operating results are from continuing operations. Non-GAAP measures reflect adjustments for: acquisition-related charges, including duplicative expenses, certain litigation-related expenses and certain tax benefits. See Use of Non-GAAP Measures at page A-34.

Relative Performance of Common Stock

We have delivered strong financial performance over a sustained period of time. Over the last 10 years, Stifel has significantly outperformed peer companies and the S&P 500 Financials Index. Our stock exhibited very strong relative and absolute performance during the 2008 through 2010 period, which is a factor in some of our relative performance against peers and benchmarks over the last 5 years, 2013 through 2017. The Committee considers the Company’s return to shareholders as part of the incentive assessment framework described here.

10-year relative performance of SF Common Stock, Peer Group, and S&P 500 Index:

5-year relative performance of SF Common Stock, Peer Group, and S&P 500 Index:

The peer group reflected in the charts above is as described on page A-22.

Relative Performance	10-Year Growth	CAGR	5-Year Growth	CAGR
SF Common Stock	155.0%	9.8%	86.3%	13.3%
Peer Group(1)	42.9%	3.6%	77.4%	12.1%
S&P 500 Index	82.1%	6.2%	87.5%	14.3%

(1)	The peer group is described on page A-22.

Additional Performance Indicators	2017	2016	2015
Non-GAAP Return on Equity	17.9%	8.1%	18.4%
Total Shareholder Return	$10.31	$7.59	($8.66)
Non-GAAP Pre-Tax Margin on Net Revenues	20.1%	13.0%	13.0%
Book Value Per Share	$38.26	$38.84	$37.19
Non-GAAP Compensation to Revenue Ratio	61.2%	62.8%	63.0%

2017 Strategic Execution

Stifel continued in 2017 to execute on its strategy of building a premier wealth management and investment banking firm by means of organic growth and opportunistic acquisition. Each acquisition in 2017 has fit Stifel’s differentiated value proposition of growth, scale and stability that blends many of the advantages, but avoids most of the weaknesses, of larger bulge bracket and smaller boutique firms. We execute strategic opportunities only when accretive:

Strategic Opportunity Evaluation

Accretive to our Shareholders	Accretive to our Associates	Accretive to our Clients	Accretive to our Partners
To our shareholders, through expected revenue and EPS growth in a reasonable timeframe.	To our associates, through additional capabilities and new geographies.	To our clients, through greater relevance and expanded product offerings.	To our new partners, through the stability of Stifel’s size and scale, coupled with a significant retention of their own ability to direct their own businesses.

Our Board of Directors and the Committee understand that Stifel executes on strategic opportunities to maximize retention and tax benefits. The result is non-GAAP charges to earnings, as opposed to an increase of goodwill on our balance sheet. All of those elements of our acquisition strategy result in tangible benefits to Stifel. Conversely, we do not structure our acquisitions to improve GAAP treatment in the absence of other, compelling tangible benefits. This strategy for executing acquisitions is the most important reason we describe both GAAP and non-GAAP results: the non-GAAP results illuminate how we structure and view our strategic acquisitions.

Stifel’s acquisitions are a catalyst for organic growth. Consistent with our approach to a balanced business model, acquisitions and organic expansion of our existing businesses are roughly equal sources of our growth since 2005. We position Stifel to take advantage of opportunities to add talented professionals, services, products and capabilities, whether the vehicle is an acquisition or organic hiring.

Significant Progress in Strengthening Controls and our Culture

We are a firm that has grown tremendously over the past decade and anticipate continued growth through the next decade. We believe that a strong and sustainable control environment is integral to achieve this end. And we have committed the effort and resources to build a platform for growth by continually enhancing our risk and control practices.

•

Ongoing Risk Management. Stifel continued to conservatively manage its balance sheet, capital, liquidity and overall risk in 2017. The Board’s Risk Management / Corporate Governance Committee oversees major risk exposures, including market, credit, capital & liquidity, operational, regulatory, strategic and reputational risks. Our Enterprise Risk Management program, under the direction of our Chief Risk Officer, and other members of the firm’s management have prepared a series of risk appetite statements that articulate our overall risk culture. The Board’s Risk Committee reviews and approves risk appetite statements at least annually and receives at least quarterly updates on the firm’s adherence to them. The Board’s Risk Committee also receives quarterly risk assessments that identify, measure, and monitor existing and emerging risks, in addition to any changes to internal controls. In addition, the Board’s Risk Committee reviews the potential effect of significant matters and decisions on the Company’s reputation.

•	Cybersecurity. The Company, including its Board and senior management, devote significant time and resources to dynamic and growing cybersecurity defense. The Company’s cybersecurity architecture and layered technologies are carefully considered. Security personnel provide ongoing threat monitoring and work across technology disciplines to monitor cyber threats. The Company’s team of security architects guides and coordinates internal and external protections. Other teams focus on assurance and continually monitor and test effectiveness. Management and the Board oversee these and other measures both directly and through the Risk and Corporate Governance Committee.

•

Investing in our infrastructure. We have continued to build out the infrastructure that enables us to continue to execute on our growth strategies, by bolstering our risk management, compliance, and internal audit functions, and ensuring that we fully comply with new and existing regulatory requirements. For example, we have made significant additions to our staff who stress-test risk exposures and monitor compliance with rules and regulations. We have also significantly augmented the tools available to this staff. Likewise, we developed a number of new oversight capabilities to carefully manage risk in select Private Client Group business areas. And in the Technology and Operations areas we developed a number of new cross team communication capabilities as well as enhanced system monitoring tools and procedures. And in the Technology and Operations areas we continue to invest in personnel and technology systems that enhance frim-wide communication by providing project transparency and ongoing system monitoring. In addition, our internal audit team performed scores of internal audits in 2017.

•

Investing in Process Improvements and Controls. We continued to enhance our overall control environment by implementing new capabilities, policies and procedures that ensure effective management of our systems. A new set of internal committees and task forces have been formed to evaluate areas for improvement across the operational platform on an ongoing basis. Similarly, a number of procedures have been implemented to periodically review existing business controls in addition to the implementation of new controls. Management supports the necessary investments required to continuously improve the Company’s systems and controls.

•

Building on our strong relationships with regulators. Stifel recognizes the critical importance to the safety and soundness of our firm, and the value to our growth strategy, of building on the strong relationships we maintain with our regulators. Our history of growth in the heavily-regulated financial services industry, both organically and through acquisitions, is evidence of this commitment.

Enhancing the Customer Experience to Deliver Sustained Performance

Stifel has invested significantly to enhance its wealth management platform including improved client reporting and digital access capabilities, as well as better financial and estate planning capabilities for the to the Global Wealth Management segment. Stifel has invested significantly to integrate wealth management capabilities, including enhanced client reporting and financial and estate planning to the Global Wealth Management segment. These investments help our financial advisors provide transparency and deliver solutions to clients that are tailored to their particular needs. Likewise, through prudence, training and relationship building, we are bringing lending solutions to clients seeking liquidity.

In 2017 the firm began work on a completely upgraded next generation client access system and mobile access tool-set. These investments are being made to enhance the client experience, further strengthen security, and deliver new functionality to clients. The firm also began implementing a new performance reporting system that will cover all client accounts across the firm. When complete, the client reporting initiative will greatly enhance the ability for financial advisors and clients to understand exactly how their portfolios are performing and what is driving performance across those portfolios.

Investment in our People

Much of the value of our franchise and brand is a direct result of the quality and effectiveness of our employees. Our ability to maintain our franchise and financial performance over the long-term depends upon our ability to continue to attract and retain high-quality employees.

Strengthening our Associates

Employee Development	Management Development	Succession Planning	Diversity
In 2017, as in prior years, we have invested in cross-training and continuing education for our team.	Several departments in 2017 established management development programs that identify and prepare leaders within our firm for wider institutional responsibilities. These programs are part of our formal annual performance appraisal process.	The Board has established the Office of the President and developed a succession plan. The Board discusses succession planning in its executive sessions.	Stifel nurtures a culture which values the diversity of its work force and encourages independent thinking by all our associates, regardless of background or role within our firm. By listening to our associates from our various acquisitions, Stifel integrates best practices and strengthens the firm.

KEY PAY PRACTICES

Our Compensation Committee considers the design of our executive compensation program to be integral to furthering our Compensation Principles, including paying for performance and effective risk management. The following chart summarizes certain of our key pay practices.

What We Do and Don’t Do

✓ Emphasize annual incentive compensation tied to company and individual performance

✓ Encourage stock ownership by deferring a portion of annual compensation in the form of RSUs and RSAs and awarding long-term incentives with multi-year vesting periods of three, five or ten years

✓ Maintain stock ownership guidelines; currently, all executives exceed guideline

✓ Focus Executive Officers on our long-term performance with the award of PRSUs based on ROE performance

✓ Utilize a formal process and incentive framework to set Executive Officer compensation

✓ “Double trigger” on equity awards

✓ Retain an independent consultant

✓ Conduct annual risk review

✓ Engage with shareholders

✘   No Excise tax “gross-ups”

✘   No CIC severance

✘   No employment agreements

✘   No SERPs

✘   No hedging, short selling, or use of derivatives

✘   Pledging by insiders requires Committee approval

✘   No excessive perquisites

✘   No repricing of options

✘   No option timing or pricing manipulation

THE COMMITTEE’S COMMITMENTS AND PRINCIPLES

During 2017 the Committee further reviewed its process for setting goals, evaluating performance and making pay decisions, building on its significant improvements in 2015 and 2016. The review and articulation of our pay purposes, commitments and process is in direct response to comments and other input from our shareholders that have asked us to provide greater transparency by describing in more detail the quantitative and qualitative factors and the evaluation process used to determine awards.

Our executive compensation practices are designed to advance Stifel’s goal of being a leading wealth management and investment banking company that is entrepreneurial and appropriately manages risk. We grow and take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. To this end, our executive compensation program emphasizes annual incentive compensation that aligns our executives’ compensation to Stifel’s long-term performance. This program is overseen by the Committee. This overarching purpose of driving long-term value creation is supported by the following commitments:

Committee Commitments

Transparency

•	The Committee identifies the compensation principles that determine the compensation decision process and makes the specific decisions that result from that process.

Alignment

•	The Committee determines the forms and proportions of compensation to align named executive officer compensation to Stifel’s long-term performance.

•	The process by which the Committee makes its decisions includes consideration of the entire factual framework, including both:

•	Quantitative factors, such as those used in the formula for realization of PRSUs and

•	Non-quantitative factors such as stewardship of risk controls.

Orderly Decision-Making

•	The Committee’s annual decision making process is structured to yield orderly, timely, individual executive compensation decisions.

•	The Committee requires a full, enumerated factual basis be put before it prior to making its annual compensation decisions.

•

The Committee consults with an outside compensation consultant to provide market data in connection with its compensation determinations for our CEO and other named executive officers and for other guidance in compensation process decision making.

•

The Committee obtains data on peer practices and uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.

•	The Committee disciplines its exercise of judgement by use of these facts, principles and process and framework, in order to set compensation in the best interest of the Company and its stakeholders.

Balancing Role Relevance with Cultural Cohesion

•	The Committee sets the mix of forms of compensation to be relevant to the role of each executive.

•	For example, a front-line financial professional is often paid primarily on revenue produced.

•	By contrast, senior executives must also ensure conversion of revenues to net income, which the Committee takes into account for senior executive compensation.

•	But the Committee also strives to foster to the cohesive culture that remains essential to Stifel’s success by constraining these role-prompted differences to those essential to maintain relevance.

•	To the extent role differences do not compel compensation differences, the mix of forms of compensation should be kept similar across the organization.

Responsibility

•	The Committee has ultimate responsibility for compensation decisions.

•

The Committee will not duck its responsibility, whether by excessive delegation or through simplistic weighting or excessively formulaic approaches, which can have unintended consequences, fail to capture vital non-quantitative factors, and lead to potential misalignment of interests between the firm and its executives.

•	No single metric or formula can substitute for the Committee’s informed exercise of judgment.

•

The Committee’s process for analyzing facts and making considered determinations, including its decision to continue using formula-based PRSUs as a component of compensation, has kept true to its responsibility to align executive pay with firm performance and foster long-term value creation, proper risk management and firm values.

Prudence

•	The Committee expects Stifel’s executives to act prudently on behalf of shareholders and clients, regardless of day-to-day market conditions and other events.

•

This expectation could be undermined by a strictly formulaic program, which could encourage executives to place excessive weight on achieving a narrow metric at the expense of other goals, and at the expense of balancing goals in tension.

•

The Committee instead remains determined to set compensation informed both by quantifiable, formula-driven factors and by less quantifiable factors, such as risk management, disparities between absolute and relative performance levels and recognition of key individual achievements.

Benefits of Discretionary Elements within our Compensation Program

•  Our business is dynamic and requires us to respond rapidly to changes in our operating environment. A rigid, formulaic program based on metrics could hinder our ability to do so and could have unintended consequences.

•  Our program is designed to encourage executives to act prudently on behalf of both shareholders and clients, regardless of prevailing market conditions. This goal could be compromised by a strictly formulaic program, which might incentivize executives to place undue focus on achieving specific metrics at the expense of others.

•  Strictly formulaic compensation would not permit adjustments based on less quantifiable factors such as unexpected external events or individual performance.

•  Equity-based awards comprise a significant portion of annual variable compensation for our Named Executive Officers and help to ensure long-term alignment without the disadvantages of purely formulaic compensation.

Our Compensation Committee has listened to shareholder feedback and made changes to our compensation program over time, which have helped to ensure that our executive compensation program continues to be appropriately aligned with our compensation principles.

Committee Principles

The Committee’s determinations of pay and assessments of performance are governed by stated principles, a defined process and an objective framework.
We pay for performance, with a focus on long-term shareholder interests	Our pay practices foster the entrepreneurial, meritocratic culture that attracts the talent to sustain our demonstrated success.	We provide pay decision transparency and alignment pay to a framework of internal and external facts.	Stated, objective criteria are the basis for assessing Company and named executive officer performance and making pay decisions.

Our executive compensation strategy is designed to advance Stifel’s goal of being a premier wealth management and investment banking company. Stifel is an entrepreneurial meritocracy that manages its risks conservatively. We take advantage of opportunities, whether they present themselves as organic growth prospects, as talent to attract or as businesses to acquire. Accordingly, the Committee’s executive compensation program emphasizes compensation that is aligned with our company’s performance.

Pay for Performance	Focus on Long-Term Shareholder Interests	Pay to Retain and Attract	Maintain Compensation Governance

Over 75% of continuing named executive officer pay is based on performance and delivered through cash and equity vehicles tied to annual or multiple-year future performance that align our interests with the interests of our shareholders

Over 64% of continuing named executive officer pay is delivered in equity

CEO pay reflects firm performance

Our program encourages share ownership and includes performance measures that enhance long-term shareholder value

Since 1997, a significant portion of named executive officer pay is deferred and, in combination with our stock ownership guidelines, has led to significant share ownership (approximately 3.1% of total shareholding)

Financial services is a highly competitive industry; we work to configure and size pay prudently to attract and retain top talent

The Committee reviews pay among competitors, but does not target a specific percentile when approving compensation for named executive officers

Committee is composed of five independent directors and held 9 meetings in 2017

Committee utilizes the services of an independent compensation consultant

Independent consultant gathers competitive information on pay and performance so that the Committee is aware of current market developments and practices

Committee monitors and assesses named executive officer performance in making year-end pay decisions

In evaluating executive compensation program, the Committee annually considers shareholder advisory vote and feedback from its meetings with shareholders

Balancing Short- and Long-Term Incentives with “Realized” and “At-Risk” Compensation

The Committee recognizes importance of striking a balance between long-term incentives linked to shareholder returns and short-term incentives linked to the annual performance of the Company. The Committee considers such factors as the level of cash salary, stock-based salary, annual incentive compensation, long-term incentive compensation, and the overall equity ownership of the Company’s CEO and other named executive officers. On balance, the Committee strives to emphasize long-term incentives linked to shareholder returns while recognizing the importance of annual performance compensation. In doing so, the Committee assesses each component of compensation as to its emphasis on short-term verses long-term incentives. In addition, when assessing the incentive of various components of compensation, the committee considers whether the compensation is “Realized” (meaning that it is not forfeitable) or “At-Risk” (meaning that it is potentially forfeitable because it is subject to time- or performance-based vesting).

The Importance of Stock Ownership

The Committee considers the overall level of equity ownership maintained by an executive officer as important indicia of the alignment of that individual with shareholders. The Committee understands the importance to shareholders of total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system. More generally, the Committee views share ownership as an important factor that, even before compensation decisions for a particular year are made, aligns the senior management with shareholders.

Independent Compensation Committee Consultant and Identification of Peer Group

In 2017, the Committee continued to retain Compensation Advisory Partners LLC (“CAP”) as the Committee’s independent Compensation Consultant. CAP reports directly to the Committee, attends Committee meetings, and provides executive compensation related services. These services include reviewing this compensation discussion and analysis, advising on compensation program design such as the new PRSUs and peer company selection, providing market data on executive compensation trends and named executive officer compensation levels, and assisting Committee with evaluation of pay-for-performance alignment.

As in the prior year, the Committee considered the conflicts-of-interest related considerations for retention of a compensation consultant set out in the NYSE’s listing standards.

In 2017, CAP identified and the Committee adopted a single “peer group” as a reference group for the Committee’s review of pay and performance and market practices. Our peer group is composed of companies operating in the investment banking, brokerage and asset management businesses that are of similar size, by revenue, assets, income, market cap and total shareholder return.

Peer Group
Affiliated Managers Group Inc.	Invesco Ltd.	Northern Trust Corp.
Ameriprise Financial, Inc.	Lazard Ltd.	Piper Jaffray Companies
E*TRADE Financial Corp.	Legg Mason, Inc.	Raymond James Financial, Inc.
Evercore Inc.	Leucadia National Corp.	T. Rowe Price Group, Inc.
Greenhill & Co., Inc.	LPL Financial Holdings Inc.	TD Ameritrade Holding Corp.
Houlihan Lokey, Inc.	Moelis & Company

KEY EXECUTIVE COMPENSATION PROGRAM ELEMENTS

The Committee seeks to utilize a balanced mix of compensation elements to achieve its goals, with total compensation for our executive officers heavily weighted towards variable elements that reward performance. The following table describes each component of our executive compensation program, how it is determined, and the purpose or purposes we believe it accomplishes. “Realized” compensation is paid (or vests) to the Executive Officer either during or on account of the year and is of fixed realizable value and ordinarily available to the Executive Officer. “At-Risk” compensation, by contrast, is delayed and subject to future conditions. An executive officer risks losing this compensation on account of these conditions not being met.

Fixed Compensation & Benefits

Base Salary	Stock-Based Salary	Retirement Plans	Other Benefits

Provides a base level of fixed pay.

Consistent with our compensation principles, Stifel maintains modest salary levels and provides most of its compensation in the form of variable incentive compensation.

Base salary for CEO and most Executive Officers has not increased in recent years.

Stock-based salary is the annually vesting portion of certain periodically-granted awards that are considered as part of an executive officer’s salary.

Vesting for LTIAs may accelerate to 5 years based on predetermined EPS goals, furthering alignment with shareholder interests.

401(k) facilitates tax-advantaged retirement savings

Named executive officers participate in the same retirement plans available to employees generally.

Profit sharing plan with a match of up to 50% of the first $2,000 in employee contribution to 401(k) plan.

Maintains alignment between named executive officers and other employees by limiting additional perquisites.

Benefits provided to named executive officers are generally in line with those available to other employees.

Limited Executive Officer perquisites.

Annual Variable Compensation

Cash Bonus	Debentures	RSUs and RSAs	PRSUs
Provides a competitive annual incentive. Aligns executive with shareholder interests in annual performance.	Aligns executive with shareholder interests in annual performance. Encourages retention by vesting over 5 years.

Aligns executive with shareholder interests in both annual performance and share value growth.

RSUs encourage retention by vesting over 5 years. RSAs encourage retention by becoming unrestricted over 5 years, on equivalent terms to RSUs.

Aligns executive with shareholder interests in both annual performance and share value growth. Encourages retention by vesting over 5 years. Performance depends on achievement of pre-set 4-year goals.

Varies annually based on Company and individual performance.

Structured to better align total pay with overall Company performance.

Tied to incentive framework, which includes key corporate, strategic and individual performance indications.

Decisions also based on individual goals and performance of business segment.

Capped by the shareholder approved Executive Incentive Performance Plan (“EIPP”).

Performance based: directly tied to achievement of specific goals over a 4-year period. Metrics are TSR, Non-GAAP ROE, Non-GAAP Pre-Tax Income and Non-GAAP EPS.

The Committee’s Perspective on the Compensation Elements

The following section describes the Committee’s views on how each element of compensation fits within the Committee’s perspective on short-term vs. long-term incentives and within the Committee’s framework of “Realized” vs. “At-risk” compensation.

Base Salary

The Committee views base salary as a short-term incentive and a component of Realized annual compensation. As such, we pay relatively low levels of base salary compared to the market due to our variable pay-for-performance philosophy. The Committee does not emphasize base salary.

Stock-Based Salary

Stock-Based Salary consists of the annually vesting amount of the Long Term Incentive Awards (LTIAs) and the portion of the restricted stock awarded in late 2017 that vests in the relevant year (2018-22). The Committee views stock-based salary as a long-term incentive that is both “Realized” (in the sense that it is not subject to further vesting in the year it is counted as stock-based salary) and “At-Risk” (in the sense that it is forfeitable between the date it is granted and the date on which it vests). Furthermore, the value of stock-based salary is tied to the performance of Stifel stock between the grant date and the vesting date, which serves the purpose of further aligning named executive officers’ incentives with shareholders. As such, this component of compensation balances the objectives of both short-term and long-term incentives.

In 2017, Messrs. Kruszewski, Zemlyak and Nesi received restricted stock awards that the Compensation Committee viewed as part of compensation for future years as described on page A-32. In 2018, the Compensation Committee awarded Stock-Based Salary with respect to 2018 and years following to Mr. Michaud in the amount of $700,000.

The Compensation Committee has decided that, with respect to compensation for 2017 and following, the Compensation Committee will not include LTIAs awarded prior to 2016 as part of Stock-Based Salary in view of the basis on which they were granted at the time.

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provide a significant portion of the total annual compensation paid to each of the named executive officers. The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and deferred compensation (RSUs, RSAs and debentures) that is variable based upon (i) the financial performance for our Company and the business units in which the executive officer serves and (ii) a qualitative evaluation of the individual executive officer’s performance for the year.

Components of Annual Compensation

Cash	Time-based deferred compensation	Performance-based deferred compensation
Cash, which the Committee views as a short-term incentive and a component of Realized annual compensation.

Time-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. Generally, time-based deferred compensation has been a combination of restricted stock units and debentures.

Performance-based deferred compensation, which the Committee views as a long-term incentive and a component of At-Risk annual compensation. This third component was first introduced in 2016 as part of compensation for 2015.

Collectively, the above three compensation elements comprise Annual Incentive Compensation, which is the most important part of Compensation determined by the Committee each year. In making that annual determination, the Committee has developed a facts-based, performance-focused framework by which it assesses named executive officer performance and sets compensation against clearly stated and measured company and business goals. At the beginning of each year, the Committee identifies key objectives and goals that will be used to determine overall company performance as well as individual goals for our named executive officers.

For 2017, these objectives include the quantitative and qualitative criteria identified in the table on page A-11 in the section “2017 Incentive Assessment Framework Results”, which reflect financial performance, operating performance and strategic achievements. These criteria were informed by the Committee’s review of overall progress for the firm periodically during the past year. The Committee made its final determinations at year-end when information for each factor was available. Individual performance for each named executive officer was also reviewed in this context of overall performance.

Primary performance goals – achievement of revenue, pre-tax income, and EPS goals – are generally more heavily weighted in the Committee’s decisions. Taking into consideration all factors, the Committee then evaluated each major category – primary, other considerations, strategic – and assigned an overall evaluation to company performance in making final awards. The Committee understands the importance to shareholders of total stock returns and, therefore, takes into consideration the stock ownership of the CEO and the other named executive officers when determining the compensation system because the Committee views share ownership as an important factor that already aligns the senior management with shareholders. The Committee has also made total shareholder returns an express part of the formula that determines PRSUs awarded for 2017. Otherwise, the Committee has determined that it is unnecessary to make total stock return one of the primary performance goals, because the Committee wants to strike the appropriate balance between short-term and long-term shareholder value.

The Committee determined that, for 2017 each named executive officer’s total annual compensation should be increased approximately in line with two-year performance. Historically, named executive officer compensation has broadly tracked the performance of the three primary performance goals established by the Committee. In 2017, with respect to 2016 compensation, the Committee exercised its discretion to reduce senior executive compensation, notwithstanding increases in these primary performance goals in 2016, primarily because of 2016 operating difficulties, 2016 declines in many other employees’ compensation and certain 2016 declines in the business that were offset by net-interest income. In exercising its discretion with respect to 2016, the Committee noted that this was not a permanent reduction in relative compensation, as noted that the Committee intended to evaluate 2017 compensation in light of a benchmark that would not reflect its exercise of negative discretion in respect of 2016 compensation. 2017 performance was not offset by factors similar to those noted in 2016, so the Committee has followed through on its guidance given in 2017 by setting 2017 named executive officer compensation in light of a two-year benchmark. The resulting compensation determinations were, on a one-year basis, somewhat higher than one-year 2017 primary performance goal results, which were up nearly 40%, but determinations were in line, on a two-year basis, with two-year primary performance goal results, which were up over 50%..

Benefits

The Committee provides executives with only limited perquisites and other personal benefits. The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary. Other benefits, including retirement plans and health and welfare plans, are made available to the CEO and other named executive officers on the same basis as they are made available to other employees.

HOW THE COMPENSATION COMMITTEE STRUCTURES PAY AND MITIGATES RISK

Named Executive Officer Compensation is linked to risk management and other controls.
Our emphasis on deferred compensation links named executive officer pay directly to share price and shareholder value over time.	Our PRSUs link named executive officer compensation to future TSR, non-GAAP pre-tax net income, EPS and ROE performance metrics.	We evaluate each named executive officer’s contribution to Company risk control in setting annual pay.	We maintain control over pay through ownership requirements, anti-hedging rules and double triggers.

Deferred Compensation

Most of the compensation we award our named executive officers is in the form of deferred compensation. Our deferred compensation is in the form of deferred equity and debentures. The types of long-term incentives granted to executive officers include:

•	Restricted Stock Units (RSUs) and Restricted Stock Awards (RSAs)

•	Performance-based Restricted Stock Units (PRSUs)

•	Debentures

•	Stock-Based Salary, which consists of the annually vesting amount of certain periodically-granted awards that are considered as part of an executive officer’s salary.

All stock units, including RSUs, RSAs and the new PRSUs, are issued under the 2001 Incentive Stock Plan (Restatement) and the Stifel Financial Corp. Wealth Accumulation Plan (the “SWAP”). All debentures are granted under the SWAP.

Performance-Based Restricted Stock Units, PRSUs

Performance-based Restricted Stock Units (PRSUs), the company’s metrics-based equity vehicle, are awarded periodically. PRSUs are earned over a four-year performance period based on achieving pre-determined performance objectives. Any resulting delivery of shares for PRSUs granted as part of 2017 compensation will occur in early 2022 for 80% of the earned award, and in early 2023 for the remaining 20% of the earned award. Similar to ordinary RSUs, PRSUs are granted based on the share price on the date of grant.

For the 2018-2021 performance cycle used for the 2018 awards of PRSUs as part of our Named Executive Officers’ 2017 compensation, the Committee selected the following four performance criteria for all Executive Officers:

•	Total Shareholder Return, Relative to Peers’ total shareholder returns (“Relative TSR”)

•	Non-GAAP Pre-Tax Net Income,

•	Non-GAAP EPS and

•	Non-GAAP Return on Common Equity.

For additional discussion on non-GAAP measures, see the discussion of “Use of Non-GAAP Measures” on page A-34. The Committee uses non-GAAP results as described in that discussion because the Committee intends PRSUs to measure relative performance over time and the Committee concluded non-GAAP results are the better relative measure. To illustrate, if the baseline performance for a PRSU were a GAAP measure, in the absence of future acquisitions, that measure would likely show improvement over time based simply on the merger related charges of previous acquisitions rolling off. Accordingly, the Committee determined that these three non-GAAP measures were a more appropriate measurement tool for measuring relative improvement of the underlying business results and, more specifically, the Committee determined that the above three criteria would best align management incentives with long-term shareholder objectives and accord with how the market assesses long-term performance of similar financial service firms. The Committee further determined that the use of multiple metrics would reinforce those objectives and discourage excessive focus on any single metric to the detriment of long-term shareholder objectives, long-term performance of the company or achievement of the company’s stated objectives.

The three Non-GAAP performance criteria are equally weighted. These measures will be fixed, for purposes of calculating any PRSU awards, for the duration of the performance period, except to neutralize the effect of intervening changes in accounting or other applicable rules and subject to the Committee’s final authority to confirm the appropriate calculation of any of the non-GAAP measures for purposes of determining any PRSU award received. The final performance criterion, Relative TSR, is new, and the positive or negative difference between the firm’s TSR and the average TSR of its peer group, as described on page A-22, between the end of 2018 and the end of 2021.

For each criterion, there is a “Target”, approximately equal to the corresponding 2017 performance level. Associated with each Target are a lower “Threshold” and a higher “Maximum”, noted below. Relative TSR is measured once directly. Performance under each other criterion is evaluated by constructing the arithmetic average of four years of the relevant annual performance results (the “realized performance”). For each year for these other criterion, the result is taken over (measured from beginning to end of) the calendar year. The realized performance is then compared to the Threshold, Target and Maximum associated with that criterion and scored as follows:

•	Realized performance equal to or below the Threshold is scored as 1⁄3 (except Relative TSR, scored as 0.8).

•	Realized performance between the Target and the Threshold is interpolated on a straight line basis between the Target score and the Threshold score.

•	Realized performance equal to the Target is scored as 1.

•	Realized performance between the Target and the Maximum is interpolated on a straight line basis between the Target score and the Maximum score.

•	Realized performance equal to or above the Maximum is scored as 1 2⁄3 (except Relative TSR, scored as 1.2).

The Non-GAAP measured scores for the criteria for each Executive Officer are averaged, with equal weighting, to produce a single, preliminary score, which is then multiplied by the Relative TSR score. This final score, when expressed as a percentage determines the final award where “1” corresponds to 100% of the target award and higher or lower factors increase or decrease the award. The maximum award is 200% of the target.

This description of PRSU calculations is a summary. PRSU results are determined in accordance with Stifel’s policy governing calculation of Non-GAAP measures, and are reviewed by the Compensation Committee on a quarterly basis.

2017 PRSU Performance Measures and Scoring:

Measures	Threshold	Target	Maximum

Relative TSR	80% of Peer TSR	100% of Peer TSR	120% of Peer TSR
4-Year Average Annual Non-GAAP Pre-Tax Net Income (“PNTI”)	$330,000,000	$500,000,000	$670,000,000
4-Year Average Annual Non-GAAP EPS (“EPS”)	$2.92	$4.35	$5.80
4-Year Average Annual Non-GAAP Return on Common Equity (“ROE”)	11.0%	13.0%	15.0%

In designing the PRSUs, the Committee uses the word “Target” to express the base case and to simplify understanding of the midpoint award, but is not setting a limit to the goals for which PRSU recipients should reach.

2017 PRSU Awards:

Named Executive Officer	PRSU Award	PRSUs Awarded(1)
Ronald J. Kruszewski	$1,000,000	16,667
James M. Zemlyak	$700,000	11,667
Victor J. Nesi	$700,000	11,667
Thomas B. Michaud	$400,000	6,667
Thomas W. Weisel	$100,000	1,667
Thomas P. Mulroy	$0	0

(1)

Awarded units based on $60.00 reference share price. On grant date, actual share price was $62.99. Fair value based on actual share price reflected in the 2017 Summary Compensation Tables beginning on page B-1.

RSUs, RSAs, Debentures, LTIAs, Restricted Stock Awards and Stock-Based Salary

RSUs granted as part of the annual incentive vest ratably over 5 years. RSAs granted as part of the annual incentive become unrestricted ratably over 5 years. Debentures also vest ratably over five years and accumulate interest at a rate of 3%. RSUs are eligible to receive dividend equivalents at the same time and amount as shareholders if Stifel pays dividends.

PRSUs vest ratably over 5 years, but are not calculated or delivered until the 4th year, when 80% of total earned shares, if any, are delivered, with the remaining 20% delivered after 5 years, in each case measuring from the initial grant date. Accordingly, this vesting results in no value to the Executive Officer except through the described calculation and delivery that occurs in the fourth and fifth year.

Stock-Based Salary does not include awards of units such as RSUs and PRSUs. Stock-Based Salary consists of the annually vesting amount of the Long Term Incentive Awards (LTIAs) and the portion of the restricted stock awarded in late 2017 that vests in the relevant year (2018-22). The Compensation Committee has decided that for compensation periods beginning January 1, 2017, LTIAs awarded prior to 2014 as part of Stock-Based Salary will not be fully attributed to the year granted, rather than allocated to subsequent years as Stock-Based Salary, in view of the basis on which they were granted at the time. LTIAs take the form of restricted stock units have been made periodically to the CEO and other Executive Officers to recognize strong performance, provide opportunities for executives to accumulate stock ownership, further align their interests with shareholders and to provide retention in this highly competitive industry. Assuming the stock-based salary awards are not forfeited, the Committee will count any stock-based compensation awards as part of compensation for the individual receiving the benefits of such vesting in the year that the stock-based salary vests. Importantly, the Committee will consider the value of that consideration equal to the grant date value (not the then vesting date value) when evaluating a particular individual’s mix of total compensation.

RSUs, RSAs and debentures received as part of annual incentive compensation vest ratably over 5 years of continued employment but vest upon death or disability or one year after retirement if the participant meets certain non-competition, non-solicitation and other requirements. PRSUs, to the extent of total shares earned, if any, vest immediately upon death, disability or termination not for cause, but do not continue to vest following retirement.

Employee Ownership Requirements

We maintain stock ownership guidelines for our officers to further align their interests with the interests of the shareholders. Target ownership is expressed as a multiple of the officer’s current base cash salary. All of our named executive officers substantially exceed their target ownership levels.

There is no minimum time period required to achieve the target ownership level. Our guidelines restrict future sales of shares if ownership is below the required levels. Exceptions to the guidelines may be granted on a case-by-case basis if a hardship situation exists.

Other Compensation Policies

Clawback and Recoupment Policies

The Company’s undelivered restricted stock units, debentures and share grants are subject to provisions that could result in forfeiture as a result of engaging in conduct detrimental to Stifel, which includes any action that results in a restatement of the financial statements of Stifel.

Risk Input to Executive Officer Pay Decisions

The Committee solicits input from the CFO and the Company’s Enterprise Risk Management group in the course of making its pay decisions. This enables the Committee, when appropriate, to hold executives accountable for material actions or items that harm current or future performance, or put performance at undue risk.

The Company’s Enterprise Risk Management group conducts wide-ranging risk identification, mitigation, monitoring and management functions within the Company, and is well placed to inform the Committee as to the relevance of Executive Officer actions to the risk profile of the business lines of the Company.

At-Will Employment of Executive Officers

None of our executive officers, including our chief executive officer and our chief financial officer, currently has a written employment agreement with the company, and each is thus employed by us on an ‘‘at will’’ basis.

Treatment of Dividends

Employee-owned common shares receive dividends in the same manner as any other common shares. RSAs also receive dividends. RSUs and, subject to the discretion of the Company, PRSUs, receive dividends-equivalents in the form of additional units with the same delivery, timing and other attributes as the underlying units.

Use of Compensation Consultants

The Committee retains an independent compensation consultant, which reports directly to the Committee, attends Committee meetings, and provides executive compensation related services. The compensation consultant’s services include reviewing this compensation discussion and analysis, advising on compensation program and peer company selection, providing market data on executive compensation trends and Executive Officer compensation levels, and assisting Committee with evaluation of pay-for-performance alignment.

Deferred Compensation Grids

The Committee used the following grid in setting deferrals of incentive compensation for employees, other than Executive Officers, in 2017:

Value	Percentage Deferred
$0 - $199,999	0%
$200,000 - $499,999	15%
$500,000 - $749,999	20%
$750,000 - $999,999	25%
$1,000,000 and more	30%

Deferred consists of 35% restricted stock units

(5 year, ratable vesting) and 65% deferred cash

(5 year, ratable vesting)

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock. Additionally, the Company maintains a policy under which any new pledging of our common stock by such persons will require the approval of the Committee. Our directors and executive officers hold no shares held in margin accounts have pledged no shares to third parties.

Double Triggers

Our award agreements with Executive Officers for deferred compensation issued since 2010 maintain the requirement of “double triggers” on the accelerated vesting of awards in the event of a change in control, meaning that an Executive Officer must actually be terminated following the change in control before vesting will be accelerated unless the Committee grants exceptions in individual cases. None of our Executive Officer deferred compensation vests automatically upon a change in control, nor does any Executive Officer have an agreement providing for guaranteed payments, severance, or “golden parachute” payments.

Perquisites and Personal Benefits

Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock. Additionally, the Company maintains a policy under which any new pledging of our common stock by such persons will require the approval of the Committee. Our directors and executive officers hold no shares held in margin accounts have pledged no shares to third parties.

Retirement Plans and Health and Welfare Plans

We sponsor a profit sharing plan, the 401(k) Plan, in which all eligible employees, including the named executive officers, may participate. We currently match up to 50% of the first $2,000 of each employee’s contribution to the 401(k) Plan. In addition, employees, including the named executive officers, also participate in our employee stock ownership plan and trust. Employee stock ownership contributions for a particular year are based upon each individual’s calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Full-time employees, including the named executive officers, participate in the same broad-based, market-competitive health and welfare plans (including medical, prescription drug, dental, vision, life, and disability insurance). These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that, through the end of calendar 2017, compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions. Our annual incentive compensation programs and PRSUs operate under the 2015 shareholder approved EIPP that is in compliance with Section 162(m) of the Internal Revenue Code, and deferred compensation is structured so as to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code. The Committee intends to structure compensation arrangements in a manner that complies with Section 162(m). The Committee also believes that it is important and necessary that the Committee retain flexibility to revise compensation arrangements so they are in our best interests and the best interests of our shareholders. The Committee recognizes that, beginning with compensation for January 1, 2018, this deduction will no longer be available.

THE COMPANY’S REALIZATION OF ITS FEDERAL TAX REFORM OPPORTUNITIES AND THE RESULTING EFFECTS ON EXECUTIVE COMPENSATION

Federal tax reform in the United States enacted on December 22, 2017 presented the Company not only with a changed corporate tax regime going forward, but also the opportunity to realize the benefits of the difference between the prior federal tax regime, covering 2017 and prior, and the new regime, covering 2018 and forward.

The Board and Compensation Committee, in conjunction with the Company, planned intensively through the year and met repeatedly, especially in the final weeks of 2017, to ensure that the Company took full and appropriate steps to maximize tax savings and the value of its net deferred tax asset. These plans gave particular emphasis to compensation of Company employees, including the Named Executive Officers.

The primary tax reforms relevant to executive compensation took effect on January 1, 2018 and were:

•	Reduction of the federal corporate tax rate from 35% to 21%; and

•	Elimination of deductibility Section 162(m) deductibility of qualifying executive compensation over $1 million.

Broadly speaking, these reforms made it beneficial to the Company to incur named executive officer compensation expenses in 2017 rather than 2018. The Company estimates that the one-time gross tax savings realized as a result of the steps taken to accelerate fixed known expenses and to monetize our deferred tax asset totaled approximately $70 million. The steps noted below related to our named executive officers represented a significant portion of the overall tax savings realized by the Company.

With respect to all named executive officers, these steps consisted principally of the following:

•	Acceleration of debenture vesting and repayments scheduled for future dates to December 31, 2017.

•

Conversion into restricted stock and delivery at the end of 2017 of a portion of outstanding RSUs. This restricted stock becomes unrestricted on the same terms and at the same times as the corresponding units would have vested. The named executive officer was required to make an 83(b) tax election with respect to this grant of restricted stock.

•

Granting $18 million in restricted stock to three of our named executive officers. This was a special award of 5-year ratable vesting restricted stock units pursuant to the existing authorization under the Executive Incentive Performance Plan in the following amounts, with the requirement that the recipient make a corresponding 83(b) tax election.

Named Executive Officer	Special Restricted Stock Award, Number of Shares	Special Restricted Stock Award, Reference Value
Ronald J. Kruszewski	133,045	$8,000,000
James M. Zemlyak	83,153	$5,000,000
Victor J. Nesi	83,153	$5,000,000

These units were granted with the understanding that their allocation to 2017 performance-based compensation and 2018-22 compensation would be made as part of the regular compensation decision making of the Compensation Committee. The Compensation Committee subsequently determined that this allocation would be as follows:

Named Executive Officer	Restricted Stock Award, Allocation to 2017 as Performance-Based Comp.(1)	Restricted Stock Award, Allocation to 2018-22(2)
Ronald J. Kruszewski	45%	55%
James M. Zemlyak	38%	62%
Victor J. Nesi	48%	52%

(1)	Reflected both in the 2017 Summary Compensation Tables beginning on page B-1 and in the Compensation Discussion and Analysis beginning on page A-1.
(2)

Reflected in the 2017 Summary Compensation Tables beginning on page B-1, but not the Compensation Discussion and Analysis beginning on page A-1 because this portion of the restricted stock award is viewed by the Committee as part of compensation for future years. The allocation to future years’ Stock-Based Salary and Performance Compensation will be made at the time.

Taken together, these acceleration, conversion and special grant steps decreased the Company’s tax liability but had the likely effect of increasing our named executive officers’ personal tax liability by shifting income from 2018 or later, when personal income tax rates are lower, to 2017, when the prior higher rates apply. To mitigate this burden, the Company also made a cash payment to each named executive officer based on the estimated benefit to the Company of the conversion of that named executive officer’s RSUs. These cash payments were consistent with those made to many employees in December 2017 to encourage their participation in the Company’s tax mitigation strategy.

Named Executive Officer	One-Time Tax Mitigation Cash Payment
Ronald J. Kruszewski	$319,687
James M. Zemlyak	$424,639
Victor J. Nesi	$467,116
Thomas B. Michaud	$169,928
Thomas W. Weisel	$133,353
Thomas P. Mulroy	$367,734

These one-time tax mitigation cash payments were not on account of performance but part of the Company’s strategy to maximize its own tax savings. Accordingly, these payments are generally not reflected in the Compensation Discussion and Analysis beginning on page A-1, above, but are reflected in the 2017 Summary Compensation Tables beginning on page B-1.

Similar steps, including acceleration of debentures, conversion of RSUs into restricted shares and one-time tax mitigation cash payments were taken with respect to a broad set of the Company’s employees as part of the Company’s overall efforts to realize savings from tax reform.

HOW OUR RECENT EXECUTIVE COMPENSATION STRUCTURE IMPROVEMENTS APPEAR IN THE SUMMARY COMPENSATION TABLES

This year’s Summary Compensation Tables (“SCTs”) display a large year-on-year difference in total executive compensation that results from the interaction of:

•	the Company’s realization of federal tax reform opportunities, as described on page A-31,

•	increased pay for performance, and

•

the SEC’s rules requiring allocation to different years of equity-based and other forms of performance compensation in the summary compensation tables, even if these differing forms of performance compensation have the same grant date.

The result is a larger increase in the compensation figures reported in the SCT than the Compensation Committee reflects in this CD&A.

Pursuant to SEC rules, the SCT must account for equity-based awards during the year of grant, even if awarded for services in the prior year. But SEC rules require the SCT to include other incentive compensation to be included in the year earned, even if granted during the next year. By contrast, the Compensation Committee, as reflected in this CD&A, considers all performance-based executive compensation to be compensation for the year of performance.

Generally, we grant equity-based awards and debentures, and pay any cash incentive compensation for a particular year shortly after that year’s end. As a result, annual equity-based awards, debentures and cash incentive compensation are disclosed in each row of the Summary Compensation Table as follows:

2017

•	“Salary” displays the Cash Salaries of our Named Executive Officers for 2017.

•	“Bonus” displays the Cash Bonuses, Tax Mitigation Payments and Debentures of our Named Executive Officers for 2017.

•	“Stock Awards” displays the PRSUs, RSUs and RSAs of our Named Executive Officers for 2016, including the special restricted stock award described on page A-32.

2016

•	“Salary” displays the Cash Salaries of our Named Executive Officers for 2016.

•	“Bonus” displays the Cash Bonuses of our Named Executive Officers for 2016.

•	“Stock Awards” displays the PRSUs and RSUs of our Named Executive Officers for 2015.

2015

•	“Salary” displays the Cash Salaries of our Named Executive Officers for 2015.

•	“Bonus” displays the Cash Bonuses of our Named Executive Officers for 2015.

•	“Stock Awards” displays the PRSUs and RSUs of our Named Executive Officers for 2014.

The table in the section “Alignment of CEO Compensation with Key Performance Measures” on page A-4 displays the changes in total annual compensation amounts for our CEO, as described in the CD&A. As described above, these changes are substantially less dramatic than those displayed in the SCT.

USE OF NON-GAAP MEASURES

The Company utilizes non-GAAP calculations of presented net revenues, income before income taxes, net income, and diluted earnings per share as additional measures to aid in understanding and analyzing the Company’s financial results, as well as calculating PRSUs. Additionally, the Compensation Committee utilizes certain non-GAAP calculations in considering named executive officer performance and setting named executive officer compensation. The Company believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of the Company’s core operating results. The Company believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior and future periods. Reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the Compensation Committee’s decision making related to named executive officer compensation and Company’s current financial performance.

These non-GAAP amounts exclude compensation and non-compensation operating expenses associated with the actions taken by the Company in response to the Federal tax reform that was enacted on December 22, 2017 to minimize tax savings; litigation-related expenses associated with previously disclosed legal matters; certain compensation and non-compensation operating expenses associated with acquisitions; the revaluation of the Company’s deferred tax assets as a result of the Federal tax reform; and the favorable impact of the adoption of new accounting guidance during 2017 associated with stock-based compensation.

PRSU results are determined in accordance with Stifel’s policy governing calculation of Non-GAAP measures. For purposes of determining PRSUs, adjusted non-GAAP net income is computed by utilizing a normalized effective tax rate of 37.5% (pre-tax reform, 2017 and prior) or 26.0% (post-tax reform, 2018 and following) applied against non-GAAP pre-tax net income. PRSU targets set in 2017 and prior are adjusted to account for the effects of tax reform.

A limitation of utilizing the non-GAAP measures described above is that the GAAP accounting effects of these merger-related charges do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing its financial results. Therefore, the Company believes that GAAP measures of net revenues, income before income taxes, net income, compensation expense ratios, pre-tax margin and diluted earnings per share and the same respective non-GAAP measures of the Company’s financial performance should be considered together.

2017 SUMMARY COMPENSATION TABLE

The following table presents summary information concerning compensation earned in the 2015, 2016, and 2017 fiscal years by our CEO, our CFO, and each of our other three most highly compensated executive officers employed at the end of 2017 for services rendered to us and our subsidiaries, except that summary information for Mr. Weisel, who became a named executive officer in 2017 is limited to that year. Also included is Mr. Mulroy, who retired on June 6, 2017, in accordance with applicable rules.

Pursuant to SEC rules, the 2017 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash incentive compensation to be included in the year earned, even if payment is made after year-end.

A summary of the Compensation Committee’s decisions on the compensation awarded to our named executive officers for 2017 performance (which, in accordance with SEC rules, are in large part not reflected in the 2017 Summary Compensation Table) can be found in the “Compensation Discussion and Analysis” beginning on page A-1. A summary of the steps the Company took in response to federal tax reform in 2017 can be found in the discussion beginning on page A-31.

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	All Other Compensation (4)	Total ($)
Ronald J. Kruszewski Chairman and Chief Executive Officer	2017	200,000	3,457,937	9,500,000	70,141	13,228,078
	2016	200,000	3,021,000	6,000,000	92,235	9,313,235
	2015	200,000	26,250	925,000	86,026	1,237,276

James M. Zemlyak President and Chief Financial Officer	2017	250,000	2,241,714	5,613,333	11,000	8,116,047
	2016	250,000	1,697,167	2,827,500	11,000	4,785,667
	2015	175,000	418,125	587,500	11,000	1,191,625

Victor J. Nesi President and Director of the Institutional Group	2017	250,000	2,572,479	5,720,000	11,000	8,553,479
	2016	250,000	1,992,750	3,300,000	11,000	5,553,750
	2015	250,000	365,938	568,750	11,000	1,195,688

Thomas B. Michaud Senior Vice President	2017	250,000	3,385,366	586,667	1,000	4,223,033
	2016	250,000	1,622,183	2,650,000	1,000	4,523,183
	2015	250,000	361,063	401,750	1,000	1,013,813

Thomas W. Weisel Senior Managing Director	2017	200,000	1,636,166	200,000	325,000	2,361,166

Thomas P. Mulroy President and Co-Director of the Institutional Group(1)	2017	125,000	2,216,950	613,333	11,000	2,966,283
	2016	250,000	1,697,355	2,800,000	11,000	4,758,355
	2015	250,000	363,359	517,187	11,000	1,141,546

(1)	Mr. Mulroy retired as President and Co-Director of the Institutional Group on June 6, 2017.
(2)

For the year ended December 31, 2017, Messrs. Kruszewski, Zemlyak, Nesi, Michaud, Thomas W. Weisel, and Mulroy received $3,419,687, $2,224,639, $2,552,116, $2,969,928, $1,633,353, and $1,741,734 in cash; $0, $0, $0, $400,000, $0, and $458,000 in debentures; and $38,250, $17,075, $20,363, $15,438, $2,813, and $17,216 in interest earned on debentures, respectively. For the year ended December 31, 2016, Messrs. Kruszewski, Zemlyak, Nesi, Michaud, and Mulroy received $2,250,000, $1,380,000, $1,620,000, $1,320,000 and $1,380,000 in cash; $750,000, $306,667, $360,000, $293,333, $0, and $306,667 in debentures; and $21,000, $10,500, $12,750, $8,850, $0, and $10,688 in interest earned on debentures, respectively. For the year ended December 31, 2015, Messrs. Kruszewski, Zemlyak, Nesi, Michaud, and Mulroy received $0, $405,000, $350,000, $350,000, $0, and $350,000 in cash and $26,250, $13,125, $15,938, $11,062, and $13,359 in interest earned on debentures, respectively. For more information regarding the material terms of the debentures, see “Additional Information about the Compensation Paid to the Named Executive Officers” on page B-4.
(3)

Amounts included for 2017 represent the grant date fair value of restricted stock awards (RSAs), RSUs and PRSUs, granted in March 2017 for services in 2016. Amounts included for 2016 represent the grant date fair value of RSUs and PRSUs granted in March 2016 for services in 2015. Amounts included for 2015 represent the grant date fair value of RSUs granted in February 2015 for services in 2014. The grant date fair value of these awards, for all years presented, were determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”). The awards were granted under our 2001 Incentive Stock Plan (2011 Restatement), discussed in further detail in the section entitled “Compensation Discussion and Analysis,” including units granted as long-term incentive awards. The awards are valued at the closing price of our common stock on the date of grant. The grant date fair values of the PRSUs granted in 2017 and 2016, assuming the highest level of performance will be achieved, were: $1,500,000 and $6,000,000, respectively, for Mr. Kruszewski; $613,333 and $2,640,000, respectively, for Mr. Zemlyak; $720,000 and $3,180,000, respectively, for Mr. Nesi; $586,667 and $2,520,000, respectively, for Mr. Michaud; $400,000 and $300,000, respectively, for Thomas W. Weisel; and $613,333 and $2,640,000, respectively, for Mr. Mulroy.

(4)	All Other Compensation for 2017 includes the following aggregate perquisites:

Name	Non- Accountable Expense Allowance ($)	Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Transportation ($)		Medical Reimbursement ($)	Life Insurance ($)	Total Benefits ($)
Ronald J. Kruszewski	25,000	1,000	22,866	(1)	—	21,275	70,141
James M. Zemlyak	10,000	1,000	—		—	—	11,000
Victor J. Nesi	10,000	1,000	—		—	—	11,000
Thomas B. Michaud	—	1,000	—		—	—	1,000
Thomas W. Weisel	25,000	—	300,000	(2)	—	—	325,000
Thomas P. Mulroy	10,000	1,000	—		—	—	11,000

(1)	Reflects personal use of Company-owned aircraft in accord with the policy described on page B-9.
(2)

Reflects a fixed payment to Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for the use by Mr. Weisel and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc.

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards received during the fiscal year ended December 31, 2017, for the named executive officers.

Name	Grant Date	Equity Incentive Plan Awards: Number of Units or Shares of Stock	All Other Awards: Number of Units or Shares of Stock (1)	Grant Date Fair Value ($) (2)
Ronald J. Kruszewski	March 2, 2017	13,827	13,827	1,500,000
	December 29, 2017	—	133,045	8,000,000
	Total	13,827	146,872	9,500,000

James M. Zemlyak	March 2, 2017	5,654	5,654	613,333
	December 29, 2017	—	83,153	5,000,000
	Total	5,654	88,807	5,613,333

Victor J. Nesi	March 2, 2017	6,637	6,637	720,000
	December 29, 2017	—	83,153	5,000,000
	Total	6,637	89,790	5,720,000

Thomas B. Michaud	March 2, 2017	5,408	5,408	586,667

Thomas W. Weisel	March 2, 2017	3,687	277	200,000

Thomas P. Mulroy	March 2, 2017	5,654	5,654	613,333

(1)

Represents the total number of stock units allocated to each named executive officer during the 2017 fiscal year. The stock units were part of the named executive officers’ annual and long-term incentive compensation. The components of the total stock unit awards and associated fair values are set forth below.

(2)

The grant date fair values are calculated in accordance with ASC 718. For Mr. Kruszewski, this figure is composed of $750,000 in PRSUs, $750,000 in RSUs, and $8,000,000 in RSAs. For Mr. Zemlyak, this figure is composed of $306,667 in PRSUs, $306,667 in RSUs, and $5,000,000 in RSAs. For Mr. Nesi, this figure is composed of this figure is composed of $360,000 in PRSUs, $360,000 in RSUs, and $5,000,000 in RSAs. For Mr. Michaud, this figure is composed of $293,334 in PRSUs, $293,334 in RSUs, and $0 in RSAs. For Thomas W. Weisel, this figure is composed of $200,000 in PRSUs, $15,000 in RSUs, and $0 in RSAs. For Mr. Mulroy, this figure is composed of $306,667 in PRSUs, $306,667 in RSUs, and $0 in RSAs.

STOCK UNIT AWARDS AND GRANT DATE FAIR VALUE UNDER ASC 718

Name	Asset Category	Vesting Period (1)	Units (#)	Grant Date Fair Value ($) (2)
Ronald J. Kruszewski	Mandatory Deferral (3)	5 years	27,654	1,500,000
	Restricted Stock Award (4)	5 years	133,045	8,000,000
	Total		160,699	9,500,000

James M. Zemlyak	Mandatory Deferral (3)	5 years	11,308	613,333
	Restricted Stock Award (4)	5 years	83,153	5,000,000
	Total		94,461	5,613,333

Victor J. Nesi	Mandatory Deferral (3)	5 years	13,274	720,000
	Restricted Stock Award (4)	5 years	83,153	5,000,000
	Total		96,427	5,720,000

Thomas B. Michaud	Mandatory Deferral (3)	5 years	10,816	586,667
	Mandatory Deferral (3)	5 years	3,687	200,000

Thomas W. Weisel	Elective Deferral	5 years	277	15,000
	Total		3,964	215,000

Thomas P. Mulroy	Mandatory Deferral (3)	5 years	11,308	613,333

(1)	The Mandatory Deferrals vest ratably over a five-year period. The RSAs become unrestricted ratably over a five-year period.
(2)	The grant date fair values are calculated in accordance with ASC 718.
(3)	Composed of PRSUs and RSUs, as detailed in note 2 to the 2017 Grants of Plan-Based Awards chart on page B-3.
(4)	This special restricted stock award is described on page A-32.

ADDITIONAL INFORMATION ABOUT THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS

Pursuant to the SWAP, participants in the plan receive and are required to defer a portion of their annual incentive compensation. For incentive compensation received in 2017, the mandatory deferral is generally at least 35% of each participant’s annual incentive compensation. All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Stock units received on a mandatory basis after 2011 vest ratably over a five-year period of continued employment following the date of issuance. Vesting based on continued employment may be eliminated, however, upon a termination without cause if the holder of the award refrains from engaging in a competitive activity or a soliciting activity prior to the relevant vesting date of such award. Stock units that the participant elects to receive are fully vested on the date of issuance. Except in 2015, the deferred portion of annual incentive compensation was in the form of restricted stock units and debentures. In 2015, the deferred portion of annual incentive compensation was in a combination of restricted stock units and debentures. The debentures vest ratably over a five-year period of continued employment after the grant and accumulate interest at a rate of 3% per annum. The debentures are shown in the Bonus column in the 2015 Summary Compensation Table.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2017, held by the individuals named in the 2017 Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards:	Option Exercise		Stock Units That Have Not Vested (1)(2)		Restricted Shares That Have Not Vested (2)

Ronald J. Kruszewski	—	—	—	—	—	263,803	15,712,107	122,530	7,297,887
James M. Zemlyak	—	—	—	—	—	82,502	4,913,819	80,118	4,771,828
Victor J. Nesi	—	—	—	—	—	91,431	5,445,630	72,985	4,346,987
Thomas B. Michaud	—	—	—	—	—	74,781	4,453,956	13,715	816,865
Thomas W. Weisel	—	—	—	—	—	20,764	1,236,704	9,629	573,503
Thomas P. Mulroy	—	—	—	—	—	90,531	5,392,026	32,740	1,949,994

(1)

These units vest over a three-to ten-year period. In addition to the amounts listed, as of December 31, 2017, based on our common stock closing stock price at year-end of $59.56, Mr. Zemlyak held 5,294 fully vested shares valued at $315,311; Mr. Nesi held 2,676 fully vested shares valued at $159,383; Mr. Michaud held 2,530 fully vested shares valued at $150,687; Mr. Weisel held 278 were fully vested shares valued at $16,558; and Mr. Mulroy held 5,451 fully vested shares valued at $324,622.
(2)	Based on the closing price of $59.56 per share of our common stock on December 31, 2017.

2017 CEO PAY RATIO

The following table sets forth the median of the 2017 total compensation of all employees of Stifel other than the CEO, the 2017 total compensation of the CEO, and the ratio of these two amounts, each as determined in accordance with Item 402(c) of SEC Regulation S-K.

	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Ronald J. Kruszewski	2017	$200,000	$3,457,937	$9,500,000	$70,141	$13,228,078
Median Employee	2017	$102,083	$40,000	—	$1,000	$143,083

CEO Pay Ratio: 92 to 1

The median employee was determined as of December 31, 2017 and by utilizing the gross wages as reported on each employee’s IRS Form W-2. In determining the median employee, we excluded 274 employees who operated in jurisdictions outside of the U.S. and made up less than 5% of our total employees, consisting of 264 employees in England, 6 in Hong Cong, 2 in China and 3 in Spain. The total number of employees that operated within the U.S. at the end of 2017 was 8,254. The total number of employees used for our de minimis calculation was 8,528 employees. The compensation figures shown here are calculated in accordance with applicable regulatory guidance and do not reflect the Compensation Committee’s perspective on compensation, which is described in the discussion beginning on page A-1. Consequently, the compensation figures shown here include the full $8,000,000 reference value of the Special Restricted Stock Award described on page A-32, of which only 45% was viewed by the Compensation Committee as performance based compensation for 2017. A discussion of the key differences between calculations made according to applicable regulatory guidance and the Compensation Committee’s perspective on compensation begins on page A-33.

2017 OPTION EXERCISES AND STOCK UNITS VESTED/CONVERTED

The following table sets forth certain information concerning stock vested/converted during the year ended December 31, 2017. None of the named executive officers hold stock options.

Name	Number of Shares Acquired on Vesting/ Conversion (#)	Value Realized on Vesting/Conversion ($) (1)
Ronald J. Kruszewski	166,271	9,939,454
James M. Zemlyak	128,170	7,675,881
Victor J. Nesi	140,565	8,422,228
Thomas B. Michaud	36,366	2,132,390
Thomas W. Weisel	23,782	1,423,588
Thomas P. Mulroy	79,017	4,722,522

(1)

These figures represent the dollar value of gross units converted into our common stock by the named executive officers. Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are converted into common stock. As a result, executives are given the ability to surrender shares in order to pay tax liabilities. During 2017, Messrs. Kruszewski, Zemlyak, Nesi, Michaud, Weisel and Mulroy surrendered 85,427, 98,646, 115,119, 25,257, 18,411 and 50,618 shares, respectively, as payment for tax liabilities. Shares surrendered are valued at fair market value on the date of conversion.

2017 Post-Retirement Benefits

Nonqualified Deferred Compensation. The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($) (1)	Registrant Contribution in Last FY ($) (2)	Aggregate Earnings / (Losses) in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at End of Year ($)
Ronald J. Kruszewski	19,496,535	1,500,000	8,000,000	3,952,913	(9,939,454)	23,009,994
James M. Zemlyak	10,030,959	613,333	5,000,000	2,032,547	(7,675,881)	10,000,958
Victor J. Nesi	10,509,031	720,000	5,000,000	2,145,196	(8,422,228)	9,952,000
Thomas B. Michaud	5,800,144	586,667	—	1,167,087	(2,132,390)	5,421,508
Thomas W. Weisel	2,508,339	215,000	—	527,014	(1,423,588)	1,826,765
Thomas P. Mulroy	9,773,168	613,333	—	2,002,703	(4,722,522)	7,666,682

(1)

The amounts listed in this column represent the annual incentive compensation paid to our named executive officers, which are mandatorily deferred under the SWAP and are included within the “Stock Awards” column of the Company’s 2017 Summary Compensation Table.

(2)

The amounts listed in this column represent long-term incentive awards granted to our named executive officers, the value of which has been included within the “Stock Awards” column of the Company’s 2017 Summary Compensation Table.

(3)

The amounts in this column represent (a) the change in market value of the Company’s common stock during the last fiscal year and (b) the difference between closing price of our common stock on December 31, 2017 and the fair value of incentive stock awards on the date of conversion.

(4)	The amounts in this column represent the fair value of incentive stock awards on the date of conversion.

DISCUSSION OF POST-EMPLOYMENT PAYMENTS

Annual and Long-Term Incentive Awards. The annual and long-term incentive awards made to the named executive officers vest upon the death, disability, or retirement of the executive officer. Assuming any of these events had occurred at December 31, 2017, each named executive officer would have received full vesting of some or all of their outstanding units and RSAs. The following table describes the amounts each named executive officer would have received in that circumstance.

Name	Number of Shares Acquired if Vesting Upon a Change in Control (#)	Value Realized if Vesting Upon a Change in Control ($)	Number of Shares Acquired if Vesting Upon Death, Disability, or Retirement (#) (1)	Value Realized if Vesting Upon Death, Disability, or Retirement ($) (2)
Ronald J. Kruszewski	—	—	386,333	23,009,993
James M. Zemlyak	—	—	162,620	9,685,647
Victor J. Nesi	—	—	164,416	9,792,617
Thomas B. Michaud	—	—	88,496	5,270,822
Thomas W. Weisel	—	—	30,393	1,810,207
Thomas P. Mulroy	—	—	123,271	7,342,021

(1)

Includes the following number of shares that vest upon death or disability, but not upon retirement: Mr. Kruszewski, 85,576; Mr. Zemlyak, 11,362; Mr. Nesi, 11,362; Mr. Michaud, none; Mr. Weisel, 1,371; and Mr. Mulroy, 11,362. The stock units granted to the named executive officers are subject to forfeiture prior to vesting if the named executive officer is terminated for cause, as set forth in more detail in the related award agreements.

(2)	Based on the closing price of $59.56 per share of our common stock on December 31, 2017. Includes RSUs and RSAs.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2017. Directors who also serve as our employees, inside directors, do not receive additional compensation for their service as directors of either the Company or any of its subsidiaries, although we do reimburse them for their expenses for attendance at Board meetings. This policy applies to Messrs. Kruszewski and Weisel, who have served as both directors and executive officers of the Company. Information about the 2017 compensation earned or paid to Mr. Kruszewski in his capacity as an executive officer of the Company is disclosed in the 2017 Summary Compensation Table because he is a named executive officer for purposes of this proxy statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Unit Awards ($) (2)	Total ($) (3)	Total Stock Units Outstanding on December 31, 2017
Kathleen Brown	85,000	81,396	166,396	5,650
Michael W. Brown	110,000	81,396	191,396	16,901
John P. Dubinsky	142,150	81,396	223,546	16,907
Robert E. Grady	135,000	81,396	216,396	18,346
Frederick O. Hanser	138,300	81,396	219,696	16,907
Maura A. Markus	85,000	81,396	166,396	5,650
James M. Oates	110,000	81,396	191,396	26,851
David A. Peacock	85,000	81,396	166,396	1,900
Kelvin R. Westbrook	85,000	81,396	166,396	16,901
Michael J. Zimmerman	85,000	81,396	166,396	16,900

(1)

Stated amounts include cash compensation paid to Messrs. Dubinsky and Hanser in 2017 for their service as the non-executive Chairman and the non-executive Vice Chairman, respectively, of the Board of Directors of Stifel Bank & Trust during 2017.

(2)

In addition to an annual cash retainer of $85,000, each non-employee director was issued 1,900 stock units on June 6, 2017. Additionally, the various committee chairs and the lead independent director were awarded additional cash retainers as follows: Lead Independent Director, $25,000; Audit Committee, $25,000; Compensation Committee, $25,000; and Risk Management/Corporate Governance Committee, $25,000. The units vest on a quarterly basis over a one-year period. Amounts stated reflect the aggregate grant date fair value of $81,396 computed in accordance with ASC 718.

(3)

Total amounts stated reflect the aggregate grant date fair value computed in accordance with ASC 718. As of December 31, 2017, directors held the following number of options outstanding: Mr. Brown, 5,115.

ADDITIONAL INFORMATION ABOUT NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors of the Company are required to defer all director fees into stock units pursuant to the Equity Incentive Plan for Non-Employee Directors (2008 Restatement). These stock units are generally granted annually in May and vest on a quarterly basis over a one-year period.

As approved by the Board of Directors, the annual stock retainer payable to each non-employee director includes an award of 1,900 stock units and $85,000 cash. The chair of each of the Audit Committee, Compensation Committee, and Risk Management/Corporate Governance Committee, and the Lead Independent Director, each receive $25,000 in cash, for services in each such capacity.

Additionally, non-employee directors who also serve on the Board of Directors of Stifel Bank & Trust receive cash compensation as approved by the Stifel Bank & Trust Board of Directors. See footnote (1) to the director compensation chart above.

Directors who are also our employees do not receive any compensation for their service as directors of the Company or its subsidiaries, but we pay their expenses for attendance at meetings of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, Stifel Bank & Trust makes loans and extensions of credit to our directors and executive officers. Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company and its subsidiaries, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2017, all such loans were performing to their original terms.

Certain of our officers and directors maintain margin accounts with Stifel, Nicolaus & Company, Incorporated pursuant to which Stifel, Nicolaus & Company, Incorporated may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

These and all other related party transactions are approved by the Board of Directors on a case-by-case basis. As such, no formal policies or procedures have been adopted for the approval of related party transactions.

We maintain various policies and procedures relating to the review, approval, or ratification of transactions in which our Company is a participant and in which any of our directors and executive officers or their family members have a direct or indirect material interest. Our Company Code of Ethics, which is available on our web site at www.stifel.com, prohibits our directors and employees, including our executive officers and, in some cases, their family members, from engaging in certain activities without the prior written consent of management or our General Counsel, as applicable. These activities typically relate to situations where a director, executive officer, or other employee and, in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity. Specifically, our Code of Ethics includes prohibitions against engaging in outside business or other activities that might create a conflict of interest with or compete against the Company’s interests, including ownership of privately held stock or partnership interests without prior written approval, using Company property, information, or positions for improper personal gain or benefit, and receiving bonuses, fees, gifts, frequent or excessive entertainment, or any similar form of consideration above a nominal value from any person or entity with which the Company does, or seeks to do, business. It is also against Company policy to give certain gifts or gratuities without receiving specific approval.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Company of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related party transactions requiring disclosure under applicable SEC rules are appropriately reviewed.

Aircraft and Personal Property Usage and Allowance Policy.  Mr. Kruszewski makes limited personal and family use of Company-owned aircraft, in accordance with Company policy. This usage is reflected as part of Mr. Kruszewski’s compensation in the amount of the incremental cost to the Company of Mr. Kruszewski’s personal travel for the year, including: landing, parking, and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses per hour of flight; maintenance, parts, and external labor per hour of flight; and customs, foreign permits, and similar fees. The Company’s fixed costs of owning or operating the aircraft are not included in Mr. Kruszewski’s compensation because these costs do not change based on Mr. Kruszewski’s usage. Separately, the Company anticipates being granted access to certain personal property of Mr. Kruszewski for purposes of entertaining current and prospective clients and employees. The Company and Mr. Kruszewski anticipate entering into written agreements annually, pursuant to which the Company would assume a portion of the fixed expenses associated with the relevant asset of approximately $200,000 per year, as well as any incremental costs and expenses associated with the Company’s use of such asset. In addition, in May 2011, the Compensation Committee approved the use by Mr. Weisel and certain of our other employees from time to time, of an airplane owned by Thomas Weisel Investment Management, Inc., an entity wholly owned by Mr. Weisel, for business and other travel. In connection with the airplane usage, the Company approved an airplane allowance payable to Thomas Weisel Investment Management, Inc. in the fixed amount of $300,000 covering the calendar year 2017. This usage by Mr. Weisel is reflected as part of his compensation. Based on historical and anticipated usage of the airplane by Mr. Weisel and such other employees, the Compensation Committee approved the payment of the airplane allowance on the condition that any personal flight activity attributable to a Company employee would be included in such employee’s annual compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Committee are provided in its charter, which has been approved by our Board of Directors. In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Committee, among other things, has:

•	Reviewed and discussed the Compensation Discussion and Analysis with our management; and

•	Following such review, the Committee has recommended the inclusion of such Compensation Discussion and Analysis in this proxy statement.

Compensation Committee of the Board of Directors of Stifel Financial Corp.

James M. Oates, Chairman

John P. Dubinsky

Frederick O. Hanser

* * *

Electronic Voting Instructions
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Available 24 hours a day, 7 days a week!
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VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on [*], 2018.

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A	Proposal — The Board of Directors recommends a vote FOR Proposal 1.

.		For	Against	Abstain

1.	To approve The Stifel Financial Corp. 2001 Incentive Stock Plan (2018 Restatement).	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the corporation.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02W2GF

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be

held on [*], 2018

Our proxy statement is available at:

www.investorvote.com/SF

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

.

Proxy — STIFEL FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and Mark P. Fisher (or such other person as is designated by the board of directors of Stifel Financial Corp. (“Stifel”)), (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Special Meeting of Stockholders to be held on [*], 2018, and at any adjournment(s) or postponement(s) thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting, and any adjournment(s) or postponement(s) thereof.

The undersigned acknowledges receipt of the Proxy Statement.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposal 1.

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Special Meeting.	☐

◾	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.